UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SUSQUEHANNA BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

March 31, 2006

TO OUR SHAREHOLDERS:

On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, May 3, 2006. At the meeting, you will be asked to elect four members for the coming three years to the Board of Directors’ Class of 2009, one member for the coming two years to the Board of Directors’ Class of 2008, and to consider and vote upon approval of amendments to Susquehanna’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan. We will also report on Susquehanna’s 2005 business results and other matters of interest to shareholders.

Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and Susquehanna’s 2005 Annual Report.

An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement are examples of proof of ownership.

All shareholders are invited to attend the Annual Meeting in person. However, even if you expect to be present at the Annual Meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided. Shareholders attending the Annual Meeting in person may vote in person, even if they have previously voted by proxy. If you are unable to attend the Annual Meeting in person, you can listen to the meeting by live webcast, or on replay, by following the instructions on the opposite side of this letter.

Your vote is very important. Voting via the Internet or by telephone is fast and convenient, and your vote is immediately tabulated and confirmed. Using the Internet or telephone helps save us money by reducing postage and proxy tabulation costs.

I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter

Chairman of the Board, President

and Chief Executive Officer

WEBCAST DIRECTIONS

You are cordially invited to listen to the Susquehanna Bancshares, Inc. 2006 Annual Meeting of Shareholders webcast live via the Internet on Wednesday, May 3, 2006, beginning at 10:00 a.m. Eastern time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your Susquehanna shares.

The webcast may be viewed on Susquehanna’s website at http://www.susquehanna.net. The event may be accessed by clicking on “Investor Relations” at the bottom of the page, and following the Annual Meeting webcast link. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

To listen to the live webcast, please go to the website at least 30 minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

If you are unable to listen online during the meeting, the event will be archived on the website at the same address through July 3, 2006.

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

March 31, 2006

NOTICE OF ANNUAL MEETING

On Wednesday, May 3, 2006, Susquehanna Bancshares, Inc. will hold its 2006 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

At the meeting we will:

1.	Elect four members for the coming three years to the Board of Directors’ Class of 2009;

2.	Elect one member for the coming two years to the Board of Directors’ Class of 2008;

3.	Consider and vote upon approval of amendments to Susquehanna’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan; and

4.	Attend to other business properly presented at the meeting.

The Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement and to approve the amendments to Susquehanna’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan.

Only shareholders of record of Susquehanna common stock at the close of business on Friday, March 17, 2006, may vote at the Annual Meeting. In the event the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, and those who attend or participate at the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the meeting we will also report on Susquehanna’s 2005 business results and other matters of interest to shareholders.

A copy of Susquehanna’s 2005 Annual Report is also enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is March 31, 2006.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

Lititz, Pennsylvania

March 31, 2006

ELECTRONIC ACCESS TO PROXY MATERIALS AND ANNUAL REPORT

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This Proxy Statement and our 2005 Annual Report are available in the Investor Relations section of our website at http://www.susquehanna.net. You may access this material by choosing the “Investor Relations” button at the bottom of the page, and then selecting “Filings and Reports” from the items listed in the Investor Relations section, or by visiting this page directly at

http://www.snl.com/interactive/IR/docs.asp?iid=100457. The information on our website is not part of our Proxy Statement. References to our website in this Proxy Statement are intended to serve as inactive textual references only.

If you are a shareholder of record, you can choose this option and save Susquehanna the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling us toll free at 1-888-400-9866 and asking a customer service representative for extension 56204 or 56305 in Susquehanna’s Stock Administration Department.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call us (at the phone number and extensions listed above) and tell us otherwise. You do not have to elect Internet access each year.

If you hold your common stock through a broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

Susquehanna Bancshares, Inc.

P.O. Box 1000

26 North Cedar Street

Lititz, PA 17543-7000

PROXY STATEMENT

March 31, 2006

On Wednesday, May 3, 2006, Susquehanna Bancshares, Inc. will hold its 2006 Annual Meeting of Shareholders at the Hershey Lodge and Convention Center, West Chocolate Avenue & University Drive, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Directions to the Hershey Lodge and Convention Center appear on the proxy card included with this Proxy Statement.

This Proxy Statement, which contains information and a proxy card relating to the Annual Meeting, was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting (or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law) and will be mailed to our shareholders on or about March 31, 2006.

INFORMATION ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Shareholders of record of our common stock at the close of business on Friday, March 17, 2006 are entitled to vote at the Annual Meeting, or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law. As of March 17, 2006, 46,904,901 shares of our common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

How may I gain entry to the Annual Meeting?

An admission ticket, which is required for entry into the Annual Meeting, is attached to the proxy card included with this Proxy Statement. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the Annual Meeting. A recent bank or brokerage account statement are examples of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

What am I voting on?

At the meeting, you will be asked to:

•	elect four members for the coming three years to the Board of Directors’ Class of 2009;

•	elect one member for the coming two years to the Board of Directors’ Class of 2008;

•	consider and vote upon amendments to our Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan; and

•	attend to any other business properly presented at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the nominees to serve as Director, and FOR the proposed amendments to the Employee Stock Purchase Plan.

If I do not attend the Annual Meeting, what methods may I use to vote?

Most shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Internet and telephone voting will provide proxy holders the same authority to vote your Shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related first-class postage expenses. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

Please refer to your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you.

What is a Proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. As many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Thomas Diehl and Samuel G. Reel, Jr. have been designated as proxies for our 2006 Annual Meeting of Shareholders.

All shares represented by valid proxies will be voted in the manner specified in those proxies.

How do I vote using the Internet?

•	If your shares are held in the name of a broker, bank or other nominee, you may vote your shares over the Internet by following the voting instructions provided on the voting instruction form that you receive from such broker, bank or other nominee.

•	If your Shares are registered in your name, you may vote your shares over the Internet by directing your Internet browser to https://www.proxyvotenow.com/sus and following the on-screen instructions. You will need the control number that appears on your proxy card to vote when using this web page.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. Internet voting facilities for our shareholders of record will close at 5:00 p.m. Eastern time on May 2, 2006. You may also choose to vote by telephone, or by using your proxy card.

How do I vote by telephone?

•	If your Shares are held in the name of a broker, bank or other nominee, you may vote your Shares over the telephone by following the telephone voting instructions, if any, provided on the proxy card you receive from such broker, bank or other nominee.

•	If your Shares are registered in your name, you may vote your Shares over the telephone by accessing the telephone voting system toll-free at (866) 874-4875 and following the telephone voting instructions. The telephone instructions will lead you through the voting process. You will need the control number that appears on your proxy card to vote when you call.

Telephone voting facilities for our shareholders of record will close at 5:00 p.m. Eastern time on May 2, 2006. You may also choose to vote by using the Internet, or by using your proxy card.

How can I vote?

To vote by using your proxy card, sign and return your proxy card using the envelope provided with this Proxy Statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by our Board of Directors.

You may also choose to vote by telephone, or by using the Internet.

How many votes may I cast?

In connection with the election of the directors, you are entitled to cast one vote for each share held by you for each candidate nominated, but may not cumulate your votes in favor of a particular candidate. Votes may be cast in favor of or withheld with respect to each candidate nominated.

Approval of the amendments to the Employee Stock Purchase Plan will require the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on this matter.

What vote is required to approve each item on the agenda?

The Director nominees will be elected by a plurality of the votes cast at the Annual Meeting. Approval of the amendments to the Employee Stock Purchase Plan requires the affirmative vote of a majority of the votes cast at the meeting on the item to be approved. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

What is a quorum?

A quorum of the holders of the outstanding Shares must be present for the Annual Meeting to be held. A “quorum” is the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on each matter to be acted on at the Annual Meeting.

What if a quorum is not present at the Annual Meeting?

If the Annual Meeting cannot be organized because a quorum is not present, the shareholders present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those shareholders who attend or participate at the second of such adjourned meetings shall constitute a quorum for the purpose of electing directors, even if less than a majority of shareholders.

How are votes, abstentions and broker non-votes counted?

Abstentions may be specified on the proposal to approve the amendments to the Employee Stock Purchase Plan. Abstentions will be considered present for purposes of determining the presence of a quorum, but not cast on the proposal to amend the plan. Abstentions on this issue will have no effect on the outcome of this matter other than having the effect of reducing the number of required affirmative votes because the amendment to the plan requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote at the Annual Meeting.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers may exercise such discretionary authority with respect to the election of directors, but may not exercise such discretionary authority with respect to the proposal to approve the amendments to the Employee Stock Purchase Plan. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present, but will have no effect in the outcome of such matters other than having the effect of reducing the number of required affirmative votes when a majority of the votes cast by all shareholders entitled to vote is required for approval of such matters.

As to all other matters properly brought before the meeting, the affirmative vote of a majority of votes cast by all shareholders entitled to vote will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of our Articles of Incorporation or Bylaws, a different vote is required. Any broker non-votes will be counted for purposes of determining whether a quorum is present but will not have an effect on the outcome of a matter being voted upon other than having the effect of reducing the number of required affirmative votes when a majority of the votes cast by all shareholders entitled to vote is required for approval. Abstentions on such matters will have the same effect as broker non-votes.

May I change my mind after voting by proxy?

Proxies are voted at the Annual Meeting. You can revoke your proxy at any time before it is voted, and your last vote is the vote that will be counted. If you are a shareholder of record, you can write to our Corporate Secretary, Attn: Lisa Cavage, P.O. Box 1000, 26 North Cedar Street, Lititz, PA 17543-7000, stating that you wish to revoke your proxy and requesting another proxy card. If you hold your shares through a broker, bank or other nominee, you can revoke your proxy by contacting the broker, bank or other nominee and asking for a new proxy card. If you submitted your proxy by Internet or by telephone, you can vote again by voting again over the Internet or by telephone. If you attend the meeting, you must request a revocation of your submitted proxy and vote by ballot to revoke your proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

Who will count the vote?

The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

What does it mean if I get more than one proxy card?

If your Shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your Shares are voted.

What if I submit a proxy without specifying how to vote?

Unless you otherwise specify in the proxy, your proxy will be voted FOR the election of the persons nominated for directors by our Board of Directors and FOR approval of the amendments to the Employee Stock Purchase Plan. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

What if I am a participant in a Susquehanna direct purchase plan?

If you are a participant in the BuyDIRECTsm Open Availability and Dividend Reinvestment Plan for our common stock, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

If you are an employee participant in our Employee Stock Purchase Plan, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

Who may solicit proxies on Susquehanna’s behalf?

We have engaged Morrow & Company, Inc., a proxy solicitation firm, to assist us in the solicitation of proxies, and have agreed to pay Morrow approximately $7,500 for its services. We have also agreed to reimburse Morrow for its disbursements on our behalf. Morrow has agreed to protect the security and confidentiality of nonpublic personal information concerning our customers, shareholders and potential customers.

Our directors, officers and employees may also solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to this end. We will request that the Notice of Annual Meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners. To this end, we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. We will bear the costs of all such solicitations.

Will any business be conducted at the Annual Meeting other than as specified above?

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons named in your proxy will have the discretion to vote or act on such matters according to their best judgment.

What are the deadlines for Shareholder’s proposals for next year’s Annual Meeting?

Shareholders may submit proposals on matters appropriate for Shareholder action at future annual meetings by following the rules of the Securities and Exchange Commission. All proposals and notifications should be addressed to the Corporate Secretary. Proposals intended for inclusion in next year’s proxy statement and proxy card must be received by our Corporate Secretary not later than December 13, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To the knowledge of our management, no single person beneficially owns 5% or more of our common stock.

PRINCIPAL HOLDERS OF VOTING SECURITIES

AND HOLDINGS OF MANAGEMENT

The number of shares of our common stock deemed to be beneficially owned by each director, each nominee for election to the office of director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group as of February 28, 2006, is set forth in the following table. On February 28, 2006, none of the individuals named in the following table beneficially owned more than 1% of our outstanding shares of common stock. On that date, the directors, nominees and executive officers, taken together as a group, beneficially owned 2.61% of our outstanding common stock (based on the number of shares outstanding on February 28, 2006 (46,882,478) and options which are exercisable or will become exercisable on or before May 1, 2006 (534,701)).

Name of Beneficial Owner	Number of Shares Owned (1)	Options Exercisable Within 60 days	Total Beneficial Ownership of Susquehanna Common Stock
Wayne E. Alter, Jr.	35,000	8,250	43,250
James G. Apple	24,785	17,500	42,285
Edward Balderston, Jr.(2)	18,972	49,761	68,733
Lisa M. Cavage	1,506	6,560	8,066
John M. Denlinger	56,855	15,000	71,855
Gregory A. Duncan	17,663	71,675	89,338
Chloé R. Eichelberger(3)	44,175	6,000	50,175
Bernard A. Francis, Jr.	5,186	5,700	10,886
Owen O. Freeman, Jr.(4)	90,383	8,250	98,633
Henry H. Gibbel(5)(6)	190,412	17,250	207,662
T. Max Hall	15,806	16,500	32,306
Bruce A. Hepburn(5)(7)	14,724	4,500	19,224
Drew K. Hostetter	12,973	56,978	69,951
David D. Keim(8)	9,691	31,096	40,787
Rodney A. Lefever	2,456	14,050	16,506
Russell J. Kunkel(9)	13,134	4,500	17,634
Guy W. Miller, Jr.	12,914	6,750	19,664
Michael A. Morello(10)	0	0	0
James G. Pierné	1,873	19,113	20,986
E. Susan Piersol	2,000	4,500	6,500
Michael M. Quick	12,182	42,013	54,195
William J. Reuter	23,296	90,755	114,051
M. Zev Rose(5)	25,500	4,500	30,000
Peter J. Sahd	1,624	14,750	16,374
Roger V. Wiest(5)	45,000	10,500	55,500
William B. Zimmerman(11)	10,484	8,250	18,734
All Directors, Nominees and Executive Officers as a Group (26 individuals)	688,594	534,701	1,223,295

(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.

(2)	Mr. Balderston has sole beneficial ownership with respect to 13,916 shares and shares beneficial ownership with his wife with respect to 4,043. He also holds 1,013 shares as custodian for minor nieces and nephews.
(3)	Ms. Eichelberger has sole beneficial ownership with respect to 36,175 shares. In addition, her fiancé has sole beneficial ownership with respect to 8,000 shares.
(4)	Mr. Freeman has sole beneficial ownership with respect to 85,306 shares. In addition, he shares beneficial ownership of 5,077 shares with children and grandchildren.
(5)	Nominee for three year term expiring in 2009. All nominees to the Class of 2009 are current members of Susquehanna’s Board of Directors.
(6)	Mr. Gibbel has sole beneficial ownership with respect to 151,412 shares and shares beneficial ownership with his wife with respect to 25,000 shares. Mr. Gibbel’s wife has sole beneficial ownership of 14,000 shares. Mr. Gibbel is also an officer and director of the Gibbel Foundation, Inc., which holds 7,030 shares. Mr. Gibbel disclaims beneficial ownership to the Gibbel Foundation position.
(7)	Mr. Hepburn has sole beneficial ownership of 10,506 shares. In addition, he shares beneficial ownership of 4,218 shares held in a family trust.
(8)	Mr. Keim has sole beneficial ownership with respect to 4,690 shares. In addition, his wife has sole beneficial ownership of 5,001 shares.
(9)	Mr. Kunkel shares beneficial ownership with respect to 13,134 shares held in a trust.
(10)	Nominee to the Class of 2008.
(11)	Mr. Zimmerman has sole beneficial ownership with respect to 8,396 shares. Mr. Zimmerman’s wife has sole beneficial ownership of 655 shares. In addition, 409 shares are held by Zimmerman’s Hardware and Supply Company, Inc., of which Mr. Zimmerman is the Chief Executive Officer, and 1,024 shares are held by Zimmerman’s American Hardware, of which Mr. Zimmerman is a partner.

ITEM 1 – ELECTION OF DIRECTORS

General

Our Board of Directors is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

The Board currently consists of 15 directors. Pursuant to an Agreement and Plan of Merger dated November 14, 2005 among Susquehanna, Susquehanna Patriot Bank and Minotola National Bank, we expect to expand our Board of Directors by one member, effective on the date of a planned merger with Minotola (currently expected to take place on or about April 21, 2006) for which we have already received regulatory and Minotola shareholder approval. Michael A. Morello, who is presently a member of Minotola’s Board of Directors, will be appointed to fill the vacant seat. To this end, subject to appointment to the Board of Directors following completion of the merger transaction, Mr. Morello has been nominated for election to the new seat. If, at the time of the Annual Meeting, the merger has not been completed and Mr. Morello has not been appointed to the Board of Directors, he will not be a candidate for election at the Annual Meeting.

At the Annual Meeting, four persons will be elected to the Class of 2009 and one person will be elected to the Class of 2008. The candidates nominated to each respective class who receive the highest number of votes among nominees in that class will be elected. You are entitled to cast one vote for each share held by you for each of the four candidates to the Class of 2009 and one vote for each share held by you for the one candidate to the Class of 2008. You are not entitled to cumulate your votes.

Nomination Criteria

The Nominating and Corporate Governance Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Committee considers a variety of factors, including, but not limited to, the potential nominee’s background and education, his or her general business experience, and whether or not he or she has any experience in the banking industry. The Committee also considers whether a potential nominee resides or does business in the geographic areas in which we operate, and whether or not a potential nominee has had any prior experience serving on one of our subsidiary boards of directors.

Nominees

Upon the recommendation of the Board’s Nominating and Corporate Governance Committee, the Board of Directors has nominated four persons to the Class of 2009, and one person to the Class of 2008.

The Class of 2009 nominees are as follows:

•	Bruce A. Hepburn. Mr. Hepburn, 63, has served as one of our Directors since 2002, and is a member of our Audit Committee and Compensation Committee. Mr. Hepburn is a Certified Public Accountant, and is the sole proprietor of his own accounting firm.

•	Henry H. Gibbel. Mr. Gibbel, 70, has served as one of our Directors since 1982 and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Gibbel is the President and Chief Executive Officer of Lititz Mutual Insurance Co. Mr. Gibbel is also the President and CEO of Penn Charter Mutual Insurance Co., Farmers & Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company.

•	M. Zev Rose. Mr. Rose, 68, has served as one of our Directors since 2002. Mr. Rose is President and Senior Shareholder of the law firm of Sherman, Silverstein, Kohl, Rose & Podolsky.

•	Roger V. Wiest. Mr. Wiest, 65, has served as one of our Directors since 1992. Mr. Wiest is Managing and Senior Partner of the law firm of Wiest, Muolo, Noon & Swinehart.

The Class of 2008 nominee is Michael A. Morello. Mr. Morello, 52, is presently a member of the Board of Directors of Minotola National Bank, on which he has served since 2001 and serves as Chair of the Audit Committee and the Merchant Services Committee. Mr. Morello is also the owner of Stardust Development Company, LLC, a self-storage and real estate development company located in Marmora, New Jersey. From 1982 to 1997, Mr. Morello was the President and Chief Executive Officer of Minot Food Packers, Inc., a private-label food-processing company located in Bridgeton, New Jersey. In 1997, Mr. Morello sold his company to Northland Cranberries, Inc. and served as President of Northland’s Private Label Division from 1997 to 1998.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Nominations by Shareholders

The Board’s Nominating and Corporate Governance Committee has adopted a formal policy for shareholders to recommend nominees to the Board. Under that policy, the committee will review nominations made by shareholders prior to December 31st in the year preceding the applicable annual meeting, and evaluate and consider such shareholder nominations using the same criteria as used for nominations submitted by company management or board members, as described above.

Our Bylaws provide that at each Annual Meeting, any holder of our common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in accordance with our Bylaws and preceded by a notification made in writing and delivered or mailed to our President not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

•	the name and address of each proposed nominee;

•	the principal occupation of each proposed nominee;

•	the total number of shares of our capital stock that will be voted by the notifying shareholder for the proposed nominee;

•	the name and residence address of the notifying shareholder; and

•	the number of shares of our capital stock owned by the notifying shareholder.

In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Board of Directors’ nominees. In the event any of the nominees should become unavailable, the proxies will be voted for those substitute nominee(s) chosen by the Board. The Board of Directors has no present knowledge that any of the nominees will be unavailable to serve.

Biographical Summaries of Directors and Nominees

The name and age of each nominee and continuing director, as well as their business experience (including their principal occupation and the period during which he or she has served as our director), are set forth in the following table:

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since		Present Term Expires
Bruce A. Hepburn*	63	Certified Public Accountant (Sole Proprietor)	2002		2006
Henry H. Gibbel*	70	President and Chief Executive Officer, Lititz Mutual Insurance Co., Penn Charter Mutual Insurance Co., Farmers & Mechanics’ Mutual Insurance Company and Livingston Mutual Insurance Company (Insurance Companies)	1982		2006
M. Zev Rose*	68	Senior Shareholder and President of Sherman, Silverstein, Kohl, Rose & Podolsky (Law Firm)	2002		2006
Roger V. Wiest*	65	Managing and Senior Partner, Wiest, Muolo, Noon & Swinehart (Law Firm)	1992		2006
Michael A. Morello**	52	Owner, Stardust Development Company, LLC (Self-Storage and Real Estate Development Company); Director (and Chair of Merchant Services and Audit Committees), Minotola National Bank	2006	†	2007
Wayne E. Alter, Jr.	54	President and Chief Executive Officer, DynaCorp, Inc. (Real Estate Development and Management Company); Managing Member of each of Equinox Properties LLC, Fountain Vista, LLC, Quest One LLC and Kensington LLC (Real Estate Ownership and Management Companies); Former Chairman and Chief Executive Officer, Dynamark Security Centers, Inc. (Security Company); and Former President and Chief Executive Officer, WEA Enterprises, Inc. (Aviation Business)	2001		2007
James G. Apple	70	President, Butter Krust Baking Co., Inc. (Baking Company)	1992		2007
John M. Denlinger	66	Retired; Division Manager, Denlinger Building Materials, a Division of Carolina Holdings, Inc. (Building Material Manufacturer); President, Denlinger, Inc. (Building Material Manufacturer)	1985		2007

Name	Age	Business Experience Including Principal Occupation for Past Five Years	Director Since	Present Term Expires
T. Max Hall	71	Attorney and Managing Partner, McNerney, Page, Vanderlin and Hall (Law Firm); Chairman of the Board, Data Papers, Inc. (Printing Company); Chairman of the Board, Data Papers, Inc. of North Carolina, Inc. (Printing Company)	1986	2007
William B. Zimmerman	69	President and Chief Executive Officer, Zimmerman’s Hardware & Supply Co., Inc. (Hardware Store)	2001	2007
Owen O. Freeman, Jr.	71	Retired Chairman of the Board, First Capitol Bank	1999	2008
Russell J. Kunkel	63	Retired Vice Chairman, Meridian Bancorp, Inc.	2004	2008
Guy W. Miller, Jr.	60	President and Chief Executive Officer, Homes by Keystone, Inc. (Modular Homes Manufacturer)	1999	2008
E. Susan Piersol	51	President and Chief Executive Officer, Piersol Homes Corp. (Residential Home Builder and Real Estate Developer)	2004	2008
William J. Reuter	56	Chairman of the Board, President and Chief Executive Officer, Susquehanna Bancshares, Inc.; Chairman of the Board, Susquehanna Bank PA	1999	2008

*	Board of Directors’ nominee for election at the Annual Meeting for terms expiring 2009.
**	Board of Directors’ nominee for election at the Annual Meeting for the term expiring 2008.
†	Contingent on consummation of the contemplated merger with Minotola National Bank on or about April 21, 2006, as described above.

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board of Directors. As part of its duties, the Board oversees our corporate governance for the purpose of creating long-term value for shareholders and safeguarding our relationships with our employees, customers, suppliers, creditors and the communities in which we do business. The Board considers the interests of all such parties when, together with our management, it sets our strategies and objectives. The Board also evaluates management’s performance in pursuing and achieving those strategies and objectives.

The Board has adopted a Code of Ethics which outlines the principles, policies and laws that govern all of our activities and establishes guidelines for workplace conduct. The Code of Ethics applies to all of our directors, officers and employees, including senior officers, and every director, officer and employee is required to read and comply with the Code. You can find a copy of the Code of Ethics by visiting our website, www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Code of Ethics of Susquehanna Bancshares, Inc,” or by visiting http://ofccolo.snl.com/cache/1500008103.pdf. A copy of the Code may also be obtained, free of charge, by written request to Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Corporate Secretary. We intend to disclose amendments to, or director and executive officer waivers from, the Code of Ethics, if any, on our website, or by Form 8-K to the extent required by Nasdaq listing standards.

Board Meetings

The Board met 10 times during 2005. Each of the directors attended at least 75% of the Board’s meetings in 2005 and the meetings in 2005 of those Board committees on which he or she served that were held during the period in which he or she served as a director, except for Mr. Apple, who attended 68% of the Board’s meetings in 2005 and the meetings in 2005 of those Board committees on which he served during the period in which he served as a director.

Our non-management directors met in executive session twice in 2005, without any management directors in attendance.

All of our directors attended last year’s Annual Shareholders’ Meeting. The Board requires all of its members to attend all regularly scheduled board meetings, as well as the annual shareholders’ meeting. Exceptions are permitted for extenuating circumstances on a case by case basis. A director’s attendance record will be considered by the Nominating and Corporate Governance Committee in its nominating process.

Board Independence

The Board has determined that, except for Mr. Reuter, all of its members are “independent” as defined under the listing standards of the National Association of Securities Dealers for the Nasdaq National Stock Market. Mr. Reuter is our President and Chief Executive Officer. The Board believes that the Nasdaq independence requirements contained in the listing standards provide the appropriate standard for assessing director independence, and uses the requirements in assessing the independence of each of its members.

Board Committees

The Board has the following three standing committees:

Nominating and Corporate Governance Committee

Year Formed	Number of Meetings in 2005	Committee Members(1)	Functions Performed
2003	5	Wayne E. Alter, Jr. James G. Apple John M. Denlinger Henry H. Gibbel T. Max Hall

•     develop qualification criteria for Board members;

•     identify individuals qualified to become Board members;

•     recommend that the Board select director nominees for each annual meeting of shareholders;

•     develop and recommend to the Board corporate governance policies and procedures applicable to the company.

(1)	Each Director who serves on the Nominating and Corporate Governance Committee is “independent” for purposes of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

You can find a copy of our Nominating and Corporate Governance Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Nominating and Corporate Governance Committee of Susquehanna Bancshares, Inc.,” or by visiting http://ofccolo.snl.com/cache/1500008104.pdf.

Audit Committee

Year Formed	Number of Meetings in 2005	Committee Members(1)	Functions Performed
1987	10	James G. Apple John M. Denlinger Chloé R. Eichelberger Bruce A. Hepburn(2) Guy W. Miller, Jr.

•     meet with our independent accountants and review the scope and results of our annual audit;

•     review information pertaining to internal audits;

•     oversee that our management has: maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices; established and maintained processes to assure an adequate system of internal control; and established and maintained processes to assure compliance with applicable laws, regulations and corporate practices;

•     meet with the Board on a regular basis to report the results of its reviews;

•     recommend to the Board the selection of independent accountants and review periodically their performance and independence from management;

•     review and approve our Internal Audit Plan; and

•     periodically meet privately with our independent accountants, senior management and our General Auditor.

(1)	Each Director who serves on the Audit Committee is “independent” for purposes of the Sarbanes-Oxley Act of 2002 and Rule 4200(a)(15) of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

(2)	The Board has determined that Bruce A. Hepburn is an “audit committee financial expert” as defined in Item 401 of Regulation S-K. Mr. Hepburn, like all members of the Audit Committee, is “independent” for the purposes of the Sarbanes-Oxley Act of 2002 and National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

You can find a copy of our Audit Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Audit Committee of Susquehanna Bancshares, Inc,” or by visiting http://ofccolo.snl.com/cache/1500001451.pdf.

Compensation Committee

Year Formed	Number of Meetings in 2005	Committee Members(1)	Functions Performed
1987	5	Wayne E. Alter, Jr. John M. Denlinger Henry H. Gibbel Bruce A. Hepburn

•     review and approve key executive salaries and salary policy;

•     with respect to our Chief Executive Officer, determine the salary and criteria for that office;

•     administer our equity compensation plans;

•     approve participants in our Executive Deferred Income Plan; and

•     review and approve the design of any new supplemental compensation programs applicable to executive compensation.

(1)	Each Director who serves on the Compensation Committee is “independent” for purposes of the National Association of Securities Dealers listing standards for the Nasdaq National Stock Market.

You can find a copy of our Compensation Committee Charter by visiting our website at www.susquehanna.net and following the links to “Investor Relations,” “Governance Documents,” and “Charter of the Compensation Committee of Susquehanna Bancshares, Inc.,” or by visiting http://ofccolo.snl.com/cache/1500008105.pdf.

Shareholder Communications with the Board

A shareholder who wishes to communicate with the Board may do so by sending his or her correspondence to William J. Reuter, Chairman, President and Chief Executive Officer, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, Attention: Board of Directors. Mr. Reuter will forward such correspondence to the Chairman of the Board’s Nominating and Corporate Governance Committee. Typically, Mr. Reuter will not forward the Board communications from our shareholders which are of a personal nature or are not related to the duties and responsibilities of the Board.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

On March 6, 2006, the Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, Susquehanna’s independent accountants, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Management has represented to the Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Susquehanna. The Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, the Committee recommended to the Board that Susquehanna’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “original 2005 Form 10-K”).

However, shortly after the Committee approved the consolidated financial statements, erroneous changes were made to the consolidated statements of cash flows that were included in the original 2005 Form 10-K, without notifying the Chief Financial Officer or the Committee on the basis that the changes were considered to be appropriate and immaterial. These erroneous changes required a restatement of Susquehanna’s consolidated financial statements. On March 21, 2006, the Committee reviewed the restated consolidated financial statements and met again with management and representatives of PricewaterhouseCoopers LLP to review and discuss the restated consolidated financial statements. Based on this review, the Committee approved the restated consolidated financial statements for inclusion in the Susquehanna annual report on Form 10-K/A for the fiscal year ended December 31, 2005.

The Susquehanna Bancshares, Inc. Audit Committee:	James G. Apple, Chair John M. Denlinger	Chloé R. Eichelberger Bruce A. Hepburn Guy W. Miller, Jr.

Summary of Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee of the Board of Directors has the responsibility to oversee our relationship with the independent auditor. This responsibility includes, but is not limited to, evaluating the independence of the independent auditor in the performance of audit and non-audit related services to Susquehanna. Accordingly, the Audit Committee has adopted, and the Board of Directors has ratified, a Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed for performance by the independent auditor may be pre-approved.

The Audit Committee is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from Susquehanna.

Proposed services either: may be pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”); or require the specific pre-approval of the Audit Committee (“specific pre-approval”). The Audit Committee believes that the combination of these two approaches results in an effective and efficient procedure to pre-approve services performed by the independent auditor. Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor are established annually by the Audit Committee.

The Audit Committee takes additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from Susquehanna, such as reviewing a formal written statement from the independent auditor delineating all relationships between the independent auditor and Susquehanna, consistent with Independence Standards, and discussing with the independent auditor its methods and procedures for ensuring independence.

Fees Billed by Independent Accountants to Susquehanna

The aggregate fees billed to Susquehanna by PricewaterhouseCoopers LLP for each of the fiscal years ended December 31, 2005 and 2004, respectively, is set forth in the table below:

	For the Fiscal Year Ended December 31, 2005	For the Fiscal Year Ended December 31, 2004
Audit Fees(1)	$994,507	$979,716
Audit Related Fees(2)	174,260	62,120
Tax Fees(3)	454,995	434,138
All Other Fees(4)	4,500	0

(1)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2005	2004
• Audits of Financial Statements	$395,000	$380,000
• Audits of Financial Statements (Section 404)	472,307	490,000
• Statutory Audits	42,200	35,000
• Consents	10,000	8,000
• Assistance with and Review of Documents Filed with the SEC	75,000	66,716

(2)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2005	2004
• Accounting Consultations and Audits in Connection with Acquisitions	$3,620	$10,790
• Attest Services not Required by Statute or Regulation	150,860	31,550
• Consultation Concerning Financial Accounting and Reporting	19,780	19,780

(3)	Includes the following aggregate fees billed by PricewaterhouseCoopers LLP for the services and time periods indicated:

	2005	2004
• Tax Compliance	$170,474	$74,780
• Tax Planning	284,521	359,358
• Tax Advice	0	0

(4)	Includes the aggregate fees billed by PricewaterhouseCoopers LLP in 2005 for document copying and assistance in transition of actuarial services.

The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Report of the Compensation Committee

The Compensation Committee of our Board considers the following matters in its oversight of executive compensation:

•	assuring that our key management personnel and the key management personnel of our affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow us to attract and retain qualified personnel; and

•	developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions.

Overall Policy

Our executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, the Committee has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to our success in meeting specified performance goals and to appreciation in stock price. The overall objectives of this strategy are:

•	to attract and retain the best possible executive talent;

•	to motivate executives to achieve the goals inherent in our business strategy;

•	to link executive and shareholder interests through equity based plans; and

•	to provide a compensation package that recognizes individual contributions, as well as overall business results.

Each year the Committee conducts a review of the executive compensation program. The Committee believes that our most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The Committee’s annual compensation reviews permit an ongoing evaluation of the link between our performance and executive compensation in this greater context.

The Committee determines the compensation for our corporate officers, including all individuals whose compensation is set forth in the “Summary Compensation Table,” included below, and believes that its approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of Susquehanna’s Chairman of the Board, President and Chief Executive Officer), the Committee solicits and considers the views and recommendations of Mr. Reuter.

The key elements of executive compensation consist of:

•	base salary; and

•	Susquehanna’s Key Executive Incentive Plan, which includes an annual incentive bonus and long term compensation through grants or awards under Susquehanna’s 2005 Equity Compensation Plan.

The Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Reuter, our Chairman of the Board, President and Chief Executive Officer, are discussed below. In addition, while each element of compensation described below is considered separately, the Committee takes into account the full compensation package for each individual, including pension benefits, severance plans, insurance and other benefits.

Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year, unless certain requirements are met. Compensation attributable to options granted under Susquehanna’s 2005 Equity Compensation Plan currently in effect is expected to qualify for deductibility. The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of such compensation and intends to optimize the deductibility of such compensation to the extent deductibility is consistent with the objectives of our executive compensation program. The Committee, however, intends to weigh the benefits of full deductibility with the other objectives of the executive compensation program and, if the Committee believes to do so is in the company’s best interests and the interests of its shareholders, the Committee will make compensation arrangements that may not be fully deductible due to Section 162(m).

Base Salaries

Base salaries for executive officers are determined by:

•	evaluating the responsibilities of the position held and the experience of the individual; and

•	referencing the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

Annual salary adjustments are determined by:

•	evaluating the performance of Susquehanna and of each executive officer; and

•	taking into account new responsibilities delegated to each executive officer during the year (in the case of executive officers with responsibility for a particular business unit, the unit’s financial results are also considered).

In conducting its deliberations, the Committee makes use of an executive compensation analysis prepared by nationally recognized consultants on executive compensation matters. The 2005 survey analyzed compensation paid to executives at participating financial institutions with assets between $2 billion and $3 billion and financial holding companies with median assets of $7.5 billion.

The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within the management program. The salaries of our principal officers were compared to the midpoint, and increases were awarded based upon individual performance and contributions, as explained below, with each salary targeted to fall within the industry competitive range. Accordingly, salaries which are established by the Committee may slightly exceed or fall below the range. Mr. Reuter’s salary falls within the range established for the position he occupies.

In evaluating an executive officer’s performance, the Committee looks to his or her accomplishments (which are based on qualitative and quantitative measures) and the results produced by the executive officer (which are based on quantitative measures). In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the Committee is permitted to assign a weight and importance to each factor as the Committee, in its discretion, deems appropriate.

In determining the compensation package awarded to Messrs. Reuter, Hostetter, Duncan, Quick and Francis, the Committee did not attach particular weight to their employment agreements with Susquehanna, other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. Base salary adjustments for all executive officers other than Mr. Reuter were determined by the Committee in consideration of the salary survey and our performance, and upon Mr. Reuter’s recommendations and performance evaluation of each officer.

With respect to Mr. Reuter’s 2005 base salary, the Committee reviewed the base salaries of chief executive officers of peer companies, our success in meeting our tangible return on equity and other financial goals in 2005, the performance of our common stock and the Committee’s assessment of Mr. Reuter’s individual performance. The Committee also took into account the length of Mr. Reuter’s service and Mr. Reuter’s public representation of Susquehanna by virtue of his community and industry stature. Mr. Reuter was granted a base salary of $600,000 for 2005 (on an annualized basis effective March 2005), an increase of 10.87% over his $541,190 base salary for 2004.

Key Executive Incentive Plan

In 2001, the Committee retained an outside consultant to evaluate our executive compensation program and to make appropriate recommendations. Base salaries, annual incentives, long term incentives and related compensation issues were included in the evaluation. The evaluation report was presented to the Committee in December 2001. Based on the recommendations contained in the report, the Committee approved a short term annual cash incentive program and a long term incentive program. In 2005, based upon recommendations by the outside consultant, the Committee further revised these programs into one plan, to better align with our strategic goals and competitive market practices.

The new plan, called the “Susquehanna Key Executive Incentive Plan,” has two components:

•	a short term annual cash incentive component; and

•	a long term incentive component.

The objectives of the plan are to:

•	align executive and senior management with our strategic plan and critical performance goals;

•	encourage teamwork and collaboration;

•	motivate and reward achievement of specific, measurable performance objectives;

•	reward both achievement of annual goals as well as sustained performance over time;

•	provide payouts commensurate with our performance;

•	provide competitive total compensation opportunities; and

•	enable us to attract, motivate and retain talented executive management.

Participation and Eligibility. The Committee approves all participants in the plan. Select key executives are eligible to participate in the plan based on their role in the organization. Other criteria for participation include:

•	a participant must be employed by October 31st to be eligible for a cash incentive or equity grant for current year performance;

•	a participant must have received a performance rating of “satisfactory” or better for the year and remain in good standing throughout the year; and

•	a participant must be an active employee as of the award payout date to receive an award.

Performance Period. The Key Executive Incentive Plan operates on a calendar year schedule. Annual cash incentive awards are paid out within the first two and a half months following year-end. For 2005, they were paid out on January 27, 2006. Long term incentive awards are granted in the first quarter. For 2005, incentive awards were granted on January 18, 2006.

Incentive Targets. Each participant in the plan has been assigned a specific target annual cash incentive award and equity grant award, based on his or her role with us. The target incentive and equity award are based on competitive practices and reflect the award to be paid for meeting predefined performance goals. Actual awards can range from 0% to 150% of target depending on performance. Generally, threshold performance will pay out at 50% of target and achieving stretch performance can result in awards up to 150% of target. Performance below threshold will result in no payout. In order for the Key Executive Incentive Plan to be “activated,” we must achieve a minimum threshold performance of tangible return on equity.

Performance Measures. Each participant has predefined performance goals that determine his or her annual cash incentive and equity grant awards. There are three performance categories: company; division/unit; and individual. The specific allocation of goals is determined based on the participant’s role and key area of contribution. The table below provides guidelines for the allocation of participants’ incentives for each performance component. The weighting for these three performance measures may vary by role; however, our performance component cannot be lower than the minimum defined in the table. The object is to focus the majority of the awards based on our performance.

	Company Performance Component	Division/Unit Performance Component	Individual Performance Component
Chairman & Chief Executive Officer and Executive Vice Presidents	80%	0%	20%
Corporate Management	60%	20%	20%
Senior Management	50%	30%	20%

Company Performance Component

Our performance is evaluated against two critical financial measures: earnings per share growth and tangible return on equity. In 2005, the Committee emphasized tangible return on equity to better reflect our acquisitive strategy. If the minimum tangible return on equity is not reached for a given year, there will be no cash incentive awards or equity grants that year.

Performance targets and ranges for each measure are set in advance of the plan year by the Board of Directors or, in the case of employees other than named executive officers, are established by management and approved by the Board of Directors. The following table shows the payouts (as a percent of target) for performance at different levels for 2005:

	< Threshold 0% Payout	Threshold 50% Payout	Target 100% Payout	Stretch 150% Payout
tangible return on equity	Plan does not activate unless threshold is met	15.25%	16.00%	16.75%
earnings per share growth		3.0%	8.0%	13.0%
		$1.65 earnings per share	$1.73 earnings per share	$1.81 earnings per share

Division/Unit Performance Component

Each year, division and unit goals are defined for our major functions. Leaders of our divisions and units have a portion of their incentives based on the achievement of these goals. Division/unit goals are quantitative and aligned with our strategic and financial goals. Similar to our overall goals, each division and unit aspires to a threshold, target and stretch level of performance.

Individual Performance Component

Each year, specific performance goals are defined for individual participants. The goals reflect the strategic priorities of the company. Similar to the company and the division and unit goals, each individual aspires to a threshold, target and stretch level of performance. At the end of the year, the executive’s manager (or the Board of Directors in the case of named executive officers) assess the individual executive’s performance against defined goals.

Incentive Award Calculation. At the end of the performance year (December 31st), our performance is assessed against the specific goals established at the start of the year. Interpolation between performance at threshold, target and stretch is assessed to encourage and reward incremental performance improvement. After all performance results are available at year-end, the annual cash incentive awards and equity grants are calculated for each participant and approved by the Committee.

2005 Incentive Payments and Awards. In 2005, 48 individuals, including Messrs. Reuter, Hostetter, Duncan and Quick, participated in the short term incentive component of the plan. In 2005, for a participant to receive his or her threshold annual incentive award, Susquehanna had to achieve 15.25% tangible return on equity and 3.0% earnings per share growth. Additionally, the participant had to achieve his or her individual targets, and, if applicable, his or her unit had to satisfy its unit goals. In 2005, our tangible return on equity was 16.06% and our earnings per share growth was 6.25%. Accordingly, we met the minimum thresholds under the program. Cash bonuses in the aggregate amount of $1.3 million were paid to 45 individuals on January 27, 2006 for 2005 performance. Of that aggregate amount, Messrs. Reuter, Hostetter, Duncan and Quick received $216,000, $80,141, $61,477 and $63,800, respectively.

In 2005, 46 individuals, including Messrs. Reuter, Hostetter, Duncan, Quick and Francis, participated in the long-term incentive component of the plan. Because we met our threshold tangible return on equity and earnings per share growth goals as stated above, on January 18, 2006, the Committee determined that participants in the plan would be awarded their threshold shares under the program for 2005. An aggregate amount of 131,480 non-qualified stock options were awarded. Of this total, 26,800, 10,720, 10,720, 10,720 and 4,020 nonqualified stock options were granted to Messrs. Reuter, Hostetter, Duncan, Quick and Francis, respectively. Additionally, an aggregate amount of 8,190 restricted shares were awarded. Of this total, 2,276, 910, 910, 910 and 341 restricted shares were granted to Messrs. Reuter, Hostetter, Duncan, Quick and Francis, respectively. All nonqualified stock options and restricted stock granted under the plan are issued under our 2005 Equity Compensation Plan.

2005 Equity Compensation Plan

The 2005 Equity Compensation Plan is administered and interpreted by the Committee. After receiving recommendations from executive management, the Committee has the sole authority to determine:

•	the persons to whom options and/or awards will be granted under the plan;

•	the type, size and terms of the options granted under the plan;

•	the time when the options and/or awards will be granted and the duration of the exercise period; and

•	any other matters arising under the plan.

Awards under the 2005 Equity Compensation Plan may consist of incentive stock options, non-qualified stock options, restricted stock grants, phantom stock units and stock appreciation rights. All grants are subject to the terms and conditions set forth in the plan and to other terms and conditions consistent with the plan as the Committee deems appropriate and as are specified by the Committee to the designated individual in a grant letter. The Committee must approve the form and provisions of each such grant letter.

Our officers and employee directors and certain designated other employees are eligible to participate in the 2005 Equity Compensation Plan. After receiving recommendations from executive management, the Committee selects the persons to receive grants and determines the type of grant or grants to be made, the number of shares of our common stock subject to a particular grant and the vesting period for such grants. No grantee may receive options, stock appreciation rights, restricted stock and restricted stock unit awards for more than 450,000 shares of our common stock for any calendar year.

As discussed above in the “Key Executive Incentive Plan” section of this report, the non-qualified stock options and restricted stock granted under the long term incentive component of the Key Executive Incentive Plan are issued under the 2005 Equity Compensation Plan. The stock option and restricted stock grants earned in 2005 by Messrs. Reuter, Hostetter, Duncan, Quick and Francis were made in January of 2006 as disclosed above.

1996 Equity Compensation Plan

Prior to the adoption of the 2005 Equity Compensation Plan, the Committee issued equity awards under the previously adopted 1996 Equity Compensation Plan. Under the terms of the 1996 Equity Compensation Plan, no additional grants can be made under the plan after May 2006. However, there are still nonqualified stock options outstanding under the 1996 Equity Compensation Plan which remain to be awarded. Like the 2005 Equity Compensation Plan, the 1996 Equity Compensation Plan is administered and interpreted by the Committee.

Awards under the plan consisted of non-qualified stock options. All grants are subject to the terms and conditions set forth in the 1996 Equity Compensation Plan and to other terms and conditions consistent with the plan as the Committee deemed appropriate and as specified by the Committee to the designated individual in his or her respective Grant Letter. The committee approved the form and provisions of each Grant Letter to an individual.

Our officers and employee directors and certain designated other employees were eligible to participate in the 1996 Equity Compensation Plan. After receiving recommendations from executive management, the Committee selected the persons to receive grants and determined the number of shares of our common stock subject to a particular grant, as well as its vesting period. No grantee could receive options, stock appreciation rights, phantom stock rights or restricted stock awards for more than 450,000 shares of our common stock for any calendar year.

On February 14, 2005, the Compensation Committee approved discretionary grants of non-qualified stock options, vesting on March 1, 2005, to all non-employee members of the Board of Directors in the amount of 2,250 per director. On December 14, 2005, our Board of Directors, following the recommendation of the Committee, approved the accelerated vesting, effective as of December 15, 2005, of all unvested stock options granted to employees and directors in 2002 and 2004 under the 1996 Equity Compensation Plan. The decision to accelerate the vesting of these options was primarily to reduce non-cash compensation expense that would have been recorded in our income statement in future periods as a result of the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006.

As a result of the acceleration, options to purchase approximately 288,000 shares of our common stock (which represented 16.9% of our outstanding stock options as of the date of the acceleration) became exercisable immediately. The accelerated options ranged in exercise prices from $23.87 to $25.47 and the weighted average exercise price of the accelerated options was $24.48 per share. Of the 288,000 shares that became exercisable immediately, approximately 151,000 of them were “in the money” as of December 15, 2005, meaning that the exercise price was at or below the price of our common stock on that date. The options subject to acceleration included options to purchase approximately 107,000 shares held in the aggregate by executive officers, including Messrs. Reuter, Hostetter, Duncan, Quick, and Francis, and the directors of Susquehanna. Of these 107,000 shares, approximately 43,000 were “in the money” as of December 15, 2005.

Other Compensation

Executive Life Insurance Program. We provide an executive life insurance program for certain of our executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Quick, through contracts obtained by our wholly-owned subsidiaries. This program provides a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times base salary (less any amounts provided by Susquehanna’s group term life insurance policy) or, if the officer dies after attaining the age of 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The premiums for this program were paid in 1998 by certain of Susquehanna’s wholly-owned subsidiaries in a one-time, lump sum payment in an aggregate amount equal to $9,347,762, of which $534,112, $285,736, $279,232 and $319,335 was paid for Messrs. Reuter’s, Hostetter’s, Duncan’s and Quick’s policy premiums, respectively. Under this program, a grantor trust, acting on our behalf, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

Executive Supplemental LTD Plan. We provide executive supplemental long term disability insurance for certain of our executive and senior officers, including Messrs. Reuter, Hostetter, Duncan and Francis. Valley Forge Asset Management Corp. also provides similar insurance for Mr. Francis. The individual policies are designed to supplement coverage, in the event of a disability, to bridge the gap between the maximum amount available under the plan and 60% of the executive’s salary. The premiums paid for this insurance in 2005 were $7,925, $3,317, $3,156 and $9,545 for Messrs. Reuter, Hostetter, Duncan and Francis, respectively.

Francis Life Insurance Policy. Valley Forge Asset Management Corp. pays the premium on a term life insurance policy for Mr. Francis. The face amount of this policy is $750,000. The premium paid for this insurance in 2005 was $4,350.

Francis Bonus. In 2005, Mr. Francis earned a bonus of $227,550 under a bonus program offered by Valley Forge Asset Management Corp. Under the program, employees, including Mr. Francis, may receive a semi-annual bonus in such amounts as determined by Valley Forge Asset Management Corp.’s board of directors within their established guidelines. The key elements of the guidelines are an employee’s performance of his or her designated responsibilities and Valley Forge Asset Management Corp.’s attainment of budget goals related to asset and revenue growth and its overall profitability, as determined by our management.

Contingent Earnings Agreement and Valley Forge Asset Management Corp. Bonus Program. Mr. Francis also receives additional payments (including bonus payments) under a Contingent Earnings Agreement and bonus plan available at Valley Forge Asset Management Corp.

In 2005, Mr. Francis received a contingent earnings payment of $326,832 that he earned under the provisions of the Contingent Earnings Agreement that we agreed to with Valley Forge Asset Management Corp. when we acquired Valley Forge Asset Management Corp. in 2000. Under that agreement, certain designated employees of Valley Forge Asset Management Corp., including Mr. Francis, are eligible for contingent earnings payments in an aggregate amount not to exceed $2,360,000 if and when the conditions of that agreement are satisfied.

Under a bonus program offered by Valley Forge Asset Management Corp., certain Valley Forge Asset Management Corp. employees, including Mr. Francis, approved by Valley Forge Asset Management Corp.’s Board of Directors, may be paid in each fiscal year a share of Valley Forge Asset Management Corp.’s adjusted pre-tax profit (as defined in the Contingent Earnings Agreement). The share of the adjusted pre-tax profit paid to the employees is a percentage, not greater than 50% of the excess, that leaves Valley Forge Asset Management

Corp. with an adjusted pre-tax profit after payment of the bonus that is at least 10% more than the highest comparable adjusted pre-tax target profit for any prior year. No bonus payments were made under this program in 2005.

Discretionary Cash Bonuses In February 2005, the Committee granted a discretionary cash bonus to certain executive officers, including Messrs. Reuter, Hostetter, Duncan and Quick, in appreciation for the anticipated contributions in 2005 by the executive officers as Susquehanna transitioned through cultural change. The bonuses paid in March 2005 were $113,650, $47,088, $47,403 and $32,400 to Messrs. Reuter, Hostetter, Duncan and Quick, respectively.

Stock Ownership Guidelines

On January 18, 2006, the Committee and our Board also approved new stock ownership guidelines for our corporate management team (which includes named executive officers). These guidelines were adopted for the following purposes:

•	to demonstrate a strong link to shareholder value;

•	to motivate executives to make sound long-term business decisions;

•	to provide an opportunity to own a larger stake in Susquehanna;

•	to establish a “best practice” from an institutional shareholder perspective; and

•	to create more of a management ownership culture.

Under the guidelines, each member of our corporate management team will be required:

•	to put 5% of their base compensation into the Employee Stock Purchase Plan through payroll deductions;

•	upon the exercise of stock options, to purchase stock with at least 50% of the after tax proceeds; and

•	prior to exercising options, to notify and discuss their intentions with our Chief Executive Officer.

In 2005, our corporate management team collectively purchased 7,597 shares of our stock through their participation in the Employee Stock Purchase Plan, 4,951 of which where purchased by the named executive officers.

Conclusion

Through the programs described above, a significant portion of our executive compensation is linked directly to individual and corporate performance (and business unit performance, where applicable) and stock price appreciation. In 2005, as in previous years, performance-based variable elements played a major role in the Committee’s executive compensation determinations, including those relating to Mr. Reuter. The Committee intends to continue the policy of linking executive compensation to our performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

The Susquehanna Bancshares, Inc. Compensation Committee:

Wayne E. Alter, Jr.
John M. Denlinger
Henry H. Gibbel
Bruce A. Hepburn

Director Compensation

In 2005, each of our Directors received an annual fee of $17,000 and a payment of $800 for attendance at each meeting of our Board of Directors except telephonic meetings, for which the compensation was $250. Each board member was also paid the following committee fees per meeting:

	Fees for Non-Chairperson Committee Members	Fees for Committee Chairperson
Committee Meeting	$1,200	$1,500
Committee Meeting (on same day as Board Meeting)	$300	$375

On February 14, 2005, the Compensation Committee approved discretionary grants of non-qualified stock options, vesting on March 1, 2005, to all non-employee members of the Board of Directors. The grants were in the amount of 2,250 per director.

Summary Compensation Table

The following table is a summary of the compensation for the years 2005, 2004 and 2003 awarded or paid to, or earned by, our Chief Executive Officer and four other most highly compensated executive officers in 2005:

			Annual Compensation			Long-Term Compensation Awards
Name	Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compen- sation(3)	Restricted Stock Awards(4)	Securities Underlying Options(5)	All Other Compensation(6)
William J. Reuter	Chairman of the Board, President and Chief Executive Officer	2005 2004 2003	$590,952 548,430 449,198	$329,650 0 0	$24,700 23,633 17,700	$55,398 0 0	26,800 7,400 7,400	$424,517 132,542 25,936

Drew K. Hostetter	Executive Vice President, Treasurer and Chief Financial Officer	2005 2004 2003	$330,843 323,103 291,747	$127,229 0 0	— — —	$22,149 0 0	10,720 3,400 3,400	$19,493 15,842 11,265

Gregory A. Duncan	Executive Vice President and Chief Operating Officer	2005 2004 2003	$332,943 326,252 297,550	$108,850 0 0	— — —	$22,149 0 0	10,720 3,400 3,400	$20,956 17,029 12,235

Michael M. Quick	Executive Vice President and Group Executive	2005 2004 2003	$286,923 262,350 216,718	$96,200 0 0	— — —	$22,149 0 0	10,720 3,400 3,400	$16,919 11,050 6,763

Bernard A. Francis, Jr.	Senior Vice President and Group Executive	2005 2004 2003	$275,018 285,595 275,018	$227,550 425,000 210,000	$338,832 338,585 367,250	$8,300 0 0	4,020 1,200 500	$80,331 50,167 16,021

(1)	Includes salary deferred by the named executive officer under our Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.
(2)	Includes bonuses earned by the named executive in the applicable year, even though such bonuses may be paid in the subsequent year, including (i) 2005 earned bonuses of $113,650, $47,088, $47,403 and $32,400 to Messrs. Reuter, Hostetter, Duncan and Quick, respectively, paid in March of 2005, (ii) 2005 earned bonuses of $216,000, $80,141, $61,447 and $63,800 to Messrs. Reuter, Hostetter, Duncan, and Quick, respectively, paid in January 2006, and (iii) a 2005 earned bonus of $227,550 paid to Mr. Francis under Valley Forge Asset Management Corp.’s bonus program. Also includes any bonus deferred by the named executive under our Executive Deferred Income Plan. Payment of such bonus is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants’ accounts are fully vested and may be withdrawn in accordance with such plan.
(3)	Includes fees paid or deferred by Mr. Reuter for services as a director. Also includes (i) contingent earnings compensation in the amounts of $326,832, $326,585 and $355,250 paid or deferred in 2005, 2004 and 2003, respectively, to Mr. Francis; and (ii) a car allowance in the amount of $12,000 paid to Mr. Francis in each of years 2005, 2004 and 2003. The value of other perquisites and other personal benefits granted to the named executive officers that in the aggregate did not exceed the lesser of $50,000 or 10% of the named executive’s salary and bonus are not included.

(4)	Represents the dollar value of our common stock on the date of the grant of the restricted stock. All grants of restricted stock are made under our 2005 Equity Compensation Plan. On January 18, 2006, grants of restricted stock that vest 1/3 on January 18, 2007, 1/3 on January 18, 2008 and 1/3 on January 18, 2009 were made as follows: Mr. Reuter, 2,276 shares, Messrs. Hostetter, Duncan and Quick, 910 shares each, and Mr. Francis, 341 shares. Dividends are paid during the restricted period on all restricted shares.
(5)	Represents number of shares of our common stock pertaining to non-qualified stock options earned under the 2005 Equity Compensation Plan in 2005 and the 1996 Equity Compensation Plan in 2004 and 2003, even though the actual grants of such stock options occurred in the subsequent year (i.e., options earned in 2005 were granted in 2006).
(6)	Amounts represent contributions in accordance with the provisions of our 401(k) plan, premiums for group term life insurance, imputed income under an executive life insurance program, premiums paid for an executive supplemental long term disability plan and allocations under the Supplemental Executive Retirement Plan during fiscal years 2005, 2004 and 2003, as follows:

	Year	401(k) Plan	Group Term Life Insurance	Executive Life Insurance Program	Executive Supplemental Long Term Disability Plan	Supplemental Executive Retirement Plan(1)
William J. Reuter	2005 2004 2003	$6,300 6,150 6,000	$70 70 70	$5,382 4,284 1,426	$7,925 4,475 —	$404,840 117,563 18,440

Drew K. Hostetter	2005 2004 2003	$6,300 6,150 6,000	$70 70 70	$1,556 1,329 630	$3,317 2,106 —	$8,250 6,187 4,565

Gregory A. Duncan	2005 2004 2003	$6,300 6,150 6,000	$70 70 70	$1,430 1,240 601	$3,156 2,233 —	$10,000 7,336 5,564

Michael M. Quick	2005 2004 2003	$6,300 6,150 6,000	$70 70 70	$2,756 2,007 693	— — —	7,793 2,823 —

Bernard A. Francis, Jr.	2005 2004 2003	$6,300 6,150 6,000	$70 70 70	$4,350 4,350 5,227	$9,545 7,419 4,724	60,066 32,178 —

(1)	Present value of the benefit used to calculate and pay the estimated tax (or any portion thereof) prior to the named executive officer’s normal retirement date. Actual taxes that are calculated on the normal retirement date will be off-set by the prior FICA payments made by the participants using these estimated values.

Equity Compensation Plan Information

The following table sets forth information regarding our 2005 Equity Compensation Plan and 1996 Equity Compensation Plan, our only compensation plans under which equity securities are authorized for issuance, as of December 31, 2005:

Plan Category(1)	Number of Securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2005 Equity Compensation Plan	0	$0	2,000,000
1996 Equity Compensation Plan	1,697,413	$20.77	96,326
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	The table does not include information for equity compensation plans assumed in mergers. As of December 31, 2005, the only such equity compensation plans were the stock purchase options of Cardinal

Bancorp, Inc. (collectively, the “Cardinal Option Plan”) and the stock purchase options of Patriot Bank Corp. (collectively, the “Patriot Option Plan”). A total of 53,540 shares of common stock were issuable upon exercise of options granted under the Cardinal Option Plan, and a total of 18,432 shares of common stock were issuable upon exercise of options granted under the Patriot Option Plan. The weighted average exercise price of all options outstanding under the Cardinal Option Plan at December 31, 2005 was $9.11. The weighted average exercise price of all options outstanding under the Patriot Option Plan at December 31, 2005 was $10.89. We cannot grant additional awards under these assumed plans.

Stock Option Grants

The following table sets forth information concerning the individual grants of non-qualified stock options to purchase our common stock made to the named executive officers in 2005:

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
William J. Reuter	7,400	6.3%	$24.95	3/01/2015	$116,113	$294,253
Drew K. Hostetter	3,400	2.9%	$24.95	3/01/2015	53,349	135,197
Gregory A. Duncan	3,400	2.9%	$24.95	3/01/2015	53,349	135,197
Michael M. Quick	3,400	2.9%	$24.95	3/01/2015	53,349	135,197
Bernard A. Francis, Jr.	1,200	1.0%	$24.95	3/01/2015	18,829	47,717

These awards were made pursuant to our 1996 Equity Compensation Plan. Under this plan, the exercise price of our common stock subject to a non-qualified stock option is the fair market value of the common stock on the date the option is granted. The fair market value of a share of common stock is the last reported sale price on the Nasdaq National Market on the date of the grant, or, if there were no trades on that date, the latest preceding date upon which a sale was reported. The options were exercisable as of the grant date.

The dollar gains in the above table result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of our common stock. The gains reflect a future value based upon growth at these prescribed rates.

It is important to note that options have value to recipients, including the listed executive officers, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

The following table sets forth information concerning exercised and unexercised stock options held by the named executive officers as of December 31, 2005:

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2005		Value of Unexercised In- the-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
William J. Reuter	12,500	$147,415	90,755	26,700	$318,310	$56,907
Drew K. Hostetter	18,750	$209,503	56,978	12,450	$151,252	$27,320
Gregory A. Duncan	—	—	71,675	12,450	$336,844	$27,320
Michael M. Quick	—	—	42,013	12,450	$209,556	$27,320
Bernard A. Francis, Jr.	—	—	5,700	2,000	$21,985	$5,105

Description of Certain Employment Contracts and Plans

Executive Employment Contracts

Mr. Reuter. Mr. Reuter has an employment agreement which will terminate, unless renewed, in December 2008. The agreement provides for a base salary in 2006 of $654,500, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Reuter’s performance. The agreement also provides benefits comparable to those generally provided to our other salaried employees, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Reuter is also eligible to participate in our Key Executive Incentive Plan. The agreement may be terminated by Mr. Reuter on ninety days notice to Susquehanna. We may terminate the agreement immediately for cause.

Mr. Reuter’s employment agreement also provides certain relief in the event Mr. Reuter is permanently disabled, terminated by Susquehanna without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Reuter becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Reuter’s employment is terminated by Susquehanna without cause, or by Mr. Reuter, if there occurs an adverse change in his circumstances (other than following a change of control), then Mr. Reuter will be entitled to receive bi-weekly payments in the amount of his average annual compensation over the past three years, plus pension benefits, group health and life insurance and certain other benefits for the remaining term of the employment agreement. Following termination of his employment agreement, Mr. Reuter will be subject to a two year non-compete and non-solicitation period. If Mr. Reuter elects to terminate employment following an adverse change in his circumstances after a change of control (as defined in the agreement), then Mr. Reuter will be entitled to receive the benefits described in the preceding sentence for a five year period following the change of control. In this situation, the non-compete and non-solicitation period will be extended to the greater of two years or the period extending from Mr. Reuter’s termination of employment to the fifth anniversary of the change of control.

Messrs. Hostetter and Duncan. Messrs. Hostetter and Duncan each have employment agreements which will terminate, unless renewed, in December 2008. The agreements provide for a base salary in 2006 of $347,277 for Mr. Hostetter and $349,460 for Mr. Duncan, and provide that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of the officer’s performance. The agreements also provide benefits comparable to those generally provided to our other salaried employees, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreements, the officers are also eligible to participate in our Key Executive Incentive Plan. The agreements may be terminated by Mr. Hostetter or Mr. Duncan on ninety days notice to Susquehanna. We may terminate each agreement immediately for cause.

The employment agreements also provide certain relief in the event the officer is permanently disabled, terminated without cause or has an adverse change in his circumstances (as defined in the agreement). If the officer becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If the officer’s employment is terminated without cause, or by the officer, if there occurs an adverse change in his circumstances (other than following a change of control), then he will be entitled to receive bi-weekly payments in the amount of his average annual compensation over the past three years, plus pension benefits, group health and life insurance and certain other benefits for the remaining term of the employment agreement. Following termination of their employment agreements, they will be subject to a one year non-compete and non-solicitation period. If the officer elects to terminate employment following an adverse change in his circumstances after a change of control (as defined in the agreement), then he will be entitled to receive the benefits described in the preceding sentence for a three year period following the change of control. In this situation, the non-compete and non-solicitation period will be extended to the greater of one year or the period extending from the employee’s termination of employment to the third anniversary of the change of control.

Mr. Quick. Mr. Quick has an employment agreement which will terminate, unless renewed, in December 2007. The agreement provides for a base salary in 2006 of $301,600, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Quick’s performance. The agreement also provides benefits comparable to those generally provided to our other salaried employees, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Quick is also eligible to participate in our Key Executive Incentive Plan. The agreement may be terminated by Mr. Quick on two month’s notice to Susquehanna. We may terminate the agreement immediately for cause.

Mr. Quick’s employment agreement also provides certain relief in the event Mr. Quick is permanently disabled, terminated without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Quick becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Quick’s employment is terminated without cause, or by Mr. Quick, if there occurs an adverse change in his circumstances within twelve months of the date of the agreement or within twelve months following a change of control (as defined in the agreement), then Mr. Quick will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate in effect prior to any reduction which led to his termination, times the greater the number of months otherwise remaining under the agreement or twelve months, plus certain other benefits provided for in the agreement, including COBRA, life insurance and payments under pension plans to the extent of Mr. Quick’s participation. Following a termination by Mr. Quick without cause or due to an adverse change in his circumstances, Mr. Quick will be subject to a one year non-compete and non-solicitation period.

Mr. Francis. Mr. Francis has an employment agreement which will terminate, unless renewed, in December 2008. The agreement provides for a base salary in 2006 of $275,000, and provides that the base salary may be increased, but not decreased, on an annual basis in connection with the annual review of Mr. Francis’s performance. The agreement also provides benefits comparable to those generally provided to our other salaried employees, including group term life insurance, major medical and health insurance, disability insurance coverage and accidental death and dismemberment benefits. In addition, under the agreement, Mr. Francis is also eligible to receive semi-annual bonus compensation in accordance with established guidelines. The agreement may be terminated by Mr. Francis on two month’s notice to Susquehanna. We may terminate the agreement immediately for cause.

Mr. Francis’s employment agreement also provides certain relief in the event Mr. Francis is permanently disabled, terminated without cause or has an adverse change in his circumstances (as defined in the agreement). If Mr. Francis becomes permanently disabled, he is entitled to receive for a period of no less than six months his salary and all benefits under the agreement. If Mr. Francis’s employment is terminated without cause, or by Mr. Francis, if there occurs an adverse change in his circumstances within twelve months of the date of the agreement or within twelve months following a change of control of Susquehanna or a change of control, sale or liquidation of Valley Forge Asset Management Corp., then Mr. Francis will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate of total compensation in effect prior to any reduction which led to his termination, times the number of months otherwise remaining under the agreement, plus certain other benefits provided for in the agreement, including COBRA, life insurance and payments under pension plans to the extent of Mr. Francis’s participation. If Mr. Francis elects to terminate his employment prior to the end of the term of the agreement in a case other than a breach by Susquehanna or an adverse change, he will be subject to a one year non-compete period if Susquehanna elects to pay him over that one year period an amount equal to his base salary and bonus for the previous year. Mr. Francis will be subject to non-solicitation for two years after his period of employment ends.

Change of Control Plans

We adopted a Key Employee Severance Pay Plan in 1999. The purpose of the plan is to alleviate financial hardships which may be experienced by senior executives and our other key employees whose employment is terminated under specified circumstances within one year of a change of control and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential change of control.

The plan provides that if a participant in the plan is terminated under certain circumstances within one year following a change of control as defined in the plan, he or she will receive a lump sum payment in an amount equal to one-half, one or one and one-half times his or her annual compensation (as determined by the Compensation Committee in its sole discretion at the time the person is designated as a participant in the plan) within 15 days after such termination, and for a one year period after such termination, be entitled to receive certain benefits and perquisites which comparable employees of the company are eligible to receive under plans or programs in effect as of the date of his or her termination.

Additionally, each of our equity compensation plans, Executive Deferred Income Plan and executive life insurance program contains change of control provisions. In the event of a change of control as defined under the 2005 Equity Compensation Plan, the Compensation Committee has the discretion to accelerate the vesting of any or all outstanding grants; to the extent not exercised in connection with a transaction where Susquehanna is not the survivor, all vested options will terminate upon closing of that change of control. In the event of a change of control as defined under the 1996 Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. In the event of a change of control as defined under the Executive Deferred Income Plan, each participant in the plan who voluntarily terminates his or her employment in connection with such change of control will receive the amount of any remaining unpaid vested benefits credited to his or her account. In the event of a change of control as defined in the executive life insurance program, while an arrangement will generally automatically terminate if an officer terminates his or her employment prior to his or her normal retirement date, it will not automatically terminate if the officer’s employment is terminated within 12 months of a change of control.

Pension Plans

Effective January 1, 1989, we and each of our subsidiaries adopted a defined benefit pension plan under which benefits are determined by “Final Average Compensation” as defined below. This plan covers our employees and employees of each of our subsidiaries upon their attaining age 21 and the completion of one year’s service in which 1,000 hours are worked. All participants in predecessor plans maintained by our subsidiaries as of January 1, 1989 became members of the Retirement Income Plan effective that date.

Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a social security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code provisions which limit the compensation and benefits under a qualified retirement plan. The Supplemental Plan was amended in 2004 to permit certain individuals designated by the Board, including Mr. Reuter, to receive a minimum benefit equal to 75% of the benefit the individual would have received under the Retirement Income Plan as in effect prior to January 1, 1998 based on the individual’s service and compensation as of his or her Early, Normal or Late

Retirement Date (each as defined in the Supplemental Plan), as applicable, reduced by his or her Qualified Plan Accrual (as defined in the Supplemental Plan). Selected participants of the Retirement Income Plan, including Messrs. Reuter, Hostetter, Duncan, Quick and Francis, are eligible for benefits under the Supplemental Plan.

Effective January 1, 1998, we converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan. All employees who were participants in the Retirement Income Plan had the value of their benefit under that plan converted into an opening Cash Balance Account under the Cash Balance Pension Plan.

Employees age 55 and older with 10 or more years of service as of January 1, 1998, were “grandfathered” and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997. Messrs. Reuter, Hostetter, Duncan, Quick and Francis were not grandfathered.

Normal retirement under the Cash Balance Pension Plan is age 65. Individuals who reach age 55 with 15 years of service are eligible for early retirement. The benefit equals the annuitized value of the participant’s Cash Balance Account as of the retirement commencement date.

The annual contribution credited to each participant’s account under the Cash Balance Pension Plan is based upon the participant’s age plus service as of the beginning of each plan year, as follows:

Participant’s Age Plus Service	Annual Contribution Allocation
Less than 30	3%
30-39	4%
40-49	5%
50-59	6%
60-69	7%
70-79	8%
80-89	9%
90-99	10%
100 or more	11%

In addition, following the close of each plan year, the account balance at the end of such year is credited with interest based upon a 1-year Treasury Bill rate determined at the beginning of the plan year.

For purposes of the Cash Balance Pension Plan, as of December 31, 2005, Messrs. Reuter, Hostetter, Duncan, Quick and Francis had 33, 11, 19, 9 and 6 credited years of service, respectively. The gross earnings, less certain excludable payments and income (such as, but not limited to, payouts from the employee stock purchase plan, imputed income on the Supplemental Plan, the executive life insurance program, reimbursement for relocation expenses), of Messrs. Reuter, Hostetter, Duncan, Quick and Francis is compensation covered under the Cash Balance Pension Plan, up to the federal maximum of “covered compensation,” determined by the Internal Revenue Service (“IRS”) each year. In 2005, this maximum was $210,000. The estimated annual benefits under the Cash Balance Pension Plan and the Supplemental Plan upon retirement at normal retirement age for each of the named executive officers is as follows:

Officer/Employee	Covered Compensation(1)	Credited Service as of December 31, 2005	Annual Benefit(2)
William J. Reuter	$704,602	33	$215,262
Drew K. Hostetter	377,931	11	89,983
Gregory A. Duncan	380,346	19	117,485
Michael M. Quick	319,323	9	39,543
Bernard A. Francis, Jr.	682,568	6	85,656

*	Assumptions: 2005 compensation remains level until normal retirement; the interest crediting rate is assumed to be 5% for all years after 2005; cash balance accounts are converted to annuities using an interest rate of 7% and GAR 94 mortality

(1)	Equals gross compensation, less excludable income/payments. For purposes of benefit projections, plan compensation is normally limited to $210,000. However, each of the above named executive officers’ compensation is not limited as they participate in the Supplemental Plan (which provides benefits for compensation over the limit under 401(a)(17) of the Internal Revenue Code on compensation).
(2)	Estimated annual benefit at age 65.

401(k) Plan

Effective January 1, 1989, we and each of our subsidiaries adopted a 401(k) plan under which our employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers our eligible employees and each of our subsidiaries’ eligible employees upon the completion of 3 months of service and attainment of 1,000 hours of service during the year. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became participants in the 401(k) plan effective that date.

Subject to certain limitations imposed by the IRS, participants under the 401(k) plan are allowed to defer as little as 1% of their eligible compensation during the year. The plan maximum deferral percentage was eliminated in 2002. However, there is a maximum deferral limit regulated by federal guidelines. That maximum annual deferral limit in 2005 was $14,000. In addition to the employee deferral, employees who were at least age 50, and contributed the maximum allowable to the plan in 2005, could contribute an additional $4,000 to the plan. This extra deferral is called a “catch-up” contribution. Subject to Board discretion, we will match 100% of the first 3% of employee deferrals, following one year of service in which the participant works at least 1,000 hours. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

The vested portion of matching contributions made to the 401(k) plan during 2005 was $31,500 for Messrs. Reuter, Hostetter, Duncan, Quick and Francis and $67,194 for all executive officers as a group.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares for fiscal years 2000 through 2005 the yearly change in the cumulative total return to holders of our common stock with the cumulative total return of: (1) the Nasdaq Composite Index (the “Nasdaq Index”), a broad market in which we participate; and (2) the SNL Mid-Atlantic Bank Index (the “SNL Mid-Atlantic Bank Index”), an index comprised of banks and related holding companies operating in the Mid-Atlantic region. The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index and the SNL Mid-Atlantic Bank Index.

	Period Ending
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Susquehanna Bancshares, Inc.	100.00	131.58	136.48	169.93	175.86	173.68
NASDAQ Composite	100.00	79.18	54.44	82.09	89.59	91.54
SNL Mid-Atlantic Bank Index	100.00	94.24	72.48	103.05	109.15	111.08

ITEM 2—APPROVAL OF AMENDMENTS OF EMPLOYEE STOCK PURCHASE PLAN

General

The Board of Directors has determined that it is in our best interests to increase the aggregate number of shares of our common stock authorized for issuance under Susquehanna’s Employee Stock Purchase Plan, as previously amended (the “ESPP”), by 500,000, and to reduce to 90 days the minimum service required by employees in order to participate in the ESPP, subject to shareholder approval.

The Board of Directors believes that the ESPP is important because it helps to align the interests of our employees with those of our shareholders.

Reasons for Shareholder Approval

The Board of Directors and the Compensation Committee seek shareholder approval to increase the number of shares authorized for issuance under the ESPP by 500,000. Similarly, the Board of Directors and the Compensation Committee seek shareholder approval to reduce from one year to 90 days the minimum service required for employees to become eligible to participate in the ESPP. In each case, shareholder approval is required under the Internal Revenue Code of 1986, as amended (the “Code”), in order for employees participating in the ESPP (the “participants”) to continue to be eligible for favorable tax treatment with respect to shares purchased by them under the ESPP.

If this Item 2 is not approved, the number of shares authorized for issuance under the ESPP will not be increased. In that case, we estimate that there are only enough shares remaining available under the ESPP to allow grants for one more year. If, at the end of any offering period, the number of shares available under the ESPP is insufficient to fulfill completely the subscriptions of all participants, the available shares will be allocated pro-rata to participants based on the amounts then held in their respective ESPP accounts, and any amounts not applied to the purchase of shares will then be returned to participants. Once all shares reserved for issuance under the ESPP have been issued, no new offering periods will commence.

Description of the Employee Stock Purchase Plan

The following is a brief description of the material features of the ESPP. The text of the ESPP is set forth in full as Exhibit A to this Proxy Statement and the description of the ESPP contained below is qualified in its entirety by reference to Exhibit A. All capitalized terms in this description have the same meaning as defined in the ESPP.

Effective Date. The ESPP was adopted by the Board of Directors on January 18, 1995 and approved by our shareholders on May 26, 1995. It was last amended in the form proposed here as of January 1, 2006.

Shares Subject to the ESPP. A maximum aggregate of 500,000 shares of our common stock was initially reserved for issuance under the ESPP (without taking into account the proposed increase in the authorized number of shares). As of February 15, 2006, a total of 416,781 shares of our common stock had been sold pursuant to the ESPP at a weighted average price of $18.96 per share, with 83,219 shares remaining for future issuance (without taking into account the proposed increase in the authorized number of shares). Therefore, if shareholders approve this proposal, the total shares available for future issuance under the ESPP will be 583,219.

The total number of shares reserved for issuance under the ESPP is subject to adjustment upon the occurrence of stock splits, stock dividends, mergers, recapitalizations and other similar changes to our capitalization. As of March 16, 2006, the closing price of our common stock on the National Association of Securities Dealers National Market System was $24.62.

Purpose. The purpose of the ESPP is to provide our employees with an opportunity to acquire a proprietary interest in Susquehanna through the purchase of shares of our common stock. The ESPP is intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.

Administration. The ESPP is administered by the Compensation Committee. No member of the Compensation Committee is eligible to purchase stock under the ESPP. The Compensation Committee is authorized to make, administer and interpret such rules and regulations as it deems necessary to operate the ESPP. Any determination, decision or action of the Compensation Committee in connection with the construction, interpretation, administration or application of the ESPP is final, conclusive and binding upon all participants.

Eligibility. Each employee of ours and each of our wholly-owned subsidiaries (and any other corporation so designated by the Board of Directors, fifty percent (50%) or more of the voting stock of which we own) is eligible to become a participant, provided the employee has completed the required period of service as of the applicable date. Under the ESPP prior to this amendment and restatement, each employee was required to complete one year of service in order to be eligible to participate in the ESPP. If shareholders approve this proposal, each employee will be required to complete 90 days of service to become eligible to participate in the ESPP. The term “employee” is defined in the ESPP to include any person, including an officer of Susquehanna, whose wages and other salary we are required to report on Form W-2 for federal income tax purposes. “Commissioned Mortgage Salespersons” (as defined in the ESPP) are also considered employees. The term “employee” does not include, however, any person (other than a Commissioned Mortgage Salesperson) who is:

•	customarily employed for less than 20 hours per week; or

•	customarily employed for less than five months in any calendar year.

As of January 1, 2006, there were approximately 1,724 employees eligible to participate in the ESPP. Named executive officers and other officers are eligible to participate in the ESPP and have the same rights as other participants, as described below. An employee’s rights under the ESPP may not be assigned, transferred, pledged or otherwise disposed of.

Participation in the ESPP. An employee electing to participate in the ESPP must authorize a whole percentage of his or her compensation during an “offering period.” An “offering period” under the ESPP means each six month period ending June 30 or December 31. The percentage of compensation an employee may elect to contribute may not exceed 5%. The amount elected will be deducted from the employee’s pay during the offering period, provided that if one percent of an employee’s pay is less than $5.00 per pay period, the deduction must be at least $5.00 per pay period.

An employee may elect to have amounts deducted from his or her pay, as described above, by completing an authorization form that we provide. An employee’s participation in the ESPP will begin at the start of the next payroll period commencing after we receive the form (or as soon thereafter as is administratively practicable).

Each employee participating in the ESPP will automatically be granted on the last day of each offering period a right to purchase as many whole and fractional shares of our common stock as the participant is able to purchase with the payroll deductions credited to his or her account during that offering period, based on the purchase price of the stock. The “purchase price” under the ESPP is equal to 95% of the market price of our common stock on the last day of the offering period.

On a purchase date, a participant will be deemed to have exercised his or her right to purchase a number of full and fractional shares of our common stock determined by dividing the payroll deductions in his or her account by the purchase price. In no event, however, will all participants be permitted to exercise rights to purchase more than 100,000 shares (as such number may be adjusted from time to time to reflect changes in our capitalization) in any calendar year. If the number of shares to be purchased in any plan year would exceed

100,000, then the number of shares with respect to which each participant will be deemed to have exercised purchase rights will be reduced on a prorated basis so that the total number of shares purchased by all participants will approximate as closely as possible, but will not exceed, 100,000. Furthermore, no employee will be granted a stock purchase right under the ESPP to the extent that:

•	immediately after the grant, the employee would own shares, and/or hold outstanding rights to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of our stock or the stock of any of our subsidiaries; or

•	together with any other rights that the employee holds under any other ESPP of Susquehanna and our subsidiaries, the employee would be able to purchase shares worth more than $25,000 (determined at the time the right is granted) in any calendar year.

The stock will be registered in the name of a “nominee” as custodian for the participants. The share account for each participant will be credited with the whole and fractional shares for which stock purchase rights were exercised by that participant. Stock certificates will not be issued to participants for shares held in the nominee account, but all rights accruing to the owner of record of the shares (including voting rights) will belong to the participant for whose account the shares are held. Notwithstanding the foregoing, if there is no “holding period” then applicable with respect to particular shares, a participant may elect to have some or all of those shares registered in his or her name. For purposes of the ESPP, “holding period” means the two year period beginning on the date shares are purchased under the ESPP.

By participating in the ESPP, each participant shall be deemed to have directed the nominee to collect and accumulate all dividends paid on shares held in his or her account and to apply such dividends to the purchase of additional shares of common stock on the open market as of the dividend payment date, at the then-applicable market price (without any discount).

Payroll deductions will continue until halted by the participant, subject to the maximum and minimum limitations imposed by the ESPP. Any unused balance in a participant’s account at a purchase date after the exercise of stock purchase rights will be carried over as the employee’s beginning balance for the next offering period.

No interest will be credited to any participant’s account regardless of whether the funds in the account are used to exercise purchase shares or are withdrawn.

Cessation of Payroll Deductions or Withdrawal. An employee may cease future payroll deductions under the ESPP at any time by giving written notice to Susquehanna not less than 30 calendar days before the payroll date for which the cessation is to be effective. A participant may also request withdrawal of his or her account balance by setting forth in the notice evidence of financial hardship. If the participant demonstrates that he or she is suffering financial hardship, Susquehanna will pay the participant the balance of his or her account within two weeks after receipt of his or her request. If a participant does not request a hardship withdrawal, or if the Compensation Committee determines that the participant has not demonstrated a financial hardship, his or her payroll deductions shall cease as of the date specified in the notice, his or her account balance will be applied to purchase stock at the end of the offering period and he or she will then be deemed to have withdrawn from the ESPP. Upon a withdrawal from the ESPP, the participant may direct the nominee to sell any shares in his or her account or may request that certificates be issued for those shares. If the participant directs the nominee to sell shares that remain subject to a holding period, the participant must notify us that a disqualifying disposition (as described below under “Certain Tax Effects of Plan Participation”) has occurred.

A participant’s withdrawal or cessation of payroll deductions will not have any effect upon his or her eligibility to participate in any succeeding offering periods under the ESPP, except that executive officers who are participants must wait as least six months from the date of their withdrawal from participation in the ESPP before they may participate in any subsequent offering periods.

If a participant’s employment is terminated for any reason, or if his or her participation is terminated as the result of a Leave of Absence (as defined in the ESPP), no payroll deduction will be made from any compensation owing to him or her at or after the time of termination and we will pay to the participant the balance, if any, in his or her account.

Amendment and Termination of the ESPP. Our Board of Directors may at any time amend or terminate the ESPP, except that no amendment may be made without the approval of the shareholders, if such amendment would (i) increase the maximum number of shares that may be issued under the ESPP, (ii) change the class of employees eligible to purchase stock under the ESPP, or (iii) permit the members of the Compensation Committee to purchase stock under the ESPP.

Miscellaneous. The proceeds we receive from the sale of common stock pursuant to the ESPP will be used for general corporate purposes, and Susquehanna will not be obligated to segregate any payroll deduction.

Certain Tax Effects of Plan Participation

The following summary is intended only as a guide to the current United States federal income tax consequences of participation under the ESPP and does not purport to address all of the federal or other tax consequences that may be applicable to any particular participant. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local laws.

The ESPP is not subject to either the Employee Retirement Income Security Act of 1974 or Section 401(a) of the Code.

Amounts deducted from a participant’s pay under the ESPP are part of a participant’s regular compensation and remain subject to federal, state and local income and employment taxes. A participant in the ESPP will not be subject to federal income tax when the participant elects to participate in the ESPP or when the participant purchases shares of common stock under the ESPP. Instead, the participant will become subject to tax upon the earlier of the following: (1) the year in which the participant makes a sale or other disposition of the shares; or (2) the year of the participant’s death if he or she has not made a sale or other disposition of the shares. The rules for determining the amount of taxable ordinary income (as opposed to capital gain) to be reported in the participant’s federal income tax return for that year are summarized below.

Generally, in order to meet the requirements for beneficial tax treatment under Section 423 of the Code, a participant must not dispose of shares within two years after the date our common stock was transferred to the participant under the ESPP. If the participant disposes of the shares after the expiration of this required holding period, he or she must include in taxable income at the time of disposition of the shares (or in the event of his or her death while still holding the shares, his or her estate must include), the lesser of (i) 5% of the fair market value of the shares on the first day of the offering period, or (ii) the amount, if any, by which the market value of the shares at the time of such disposition or death exceeds the purchase price; any balance is taxable at a long term capital gain. If the participant disposes of the shares before the expiration of the required holding period, he or she must include in taxable income at the time of disposition of the shares the amount by which the market value of the shares on the purchase date exceeds the purchase price of the shares. This amount must be reported as ordinary income even if the participant made no profit or realized a loss on the sale of the shares or gave them away as a gift.

When the participant reports ordinary income as described above, the amount so reported is added to the purchase price of the shares and this sum becomes his or her “basis” for the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares. There are special rules regarding the tax basis of a person who is given the shares by the participant and the tax basis of the participant’s estate for shares acquired by it as a result of his or her death. We will not generally be entitled to a deduction with respect to stock purchased under the ESPP; however, if the participant must report ordinary income because of a disposition of the shares prior to the expiration of the required holding period, we will be entitled to a deduction from its income in an amount equal to the ordinary income the participant is required to report in his or her income tax return.

For information regarding our equity compensation plans, please refer to the table entitled “Equity Compensation Plan Information” on page 26.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE EMPLOYEE STOCK PURCHASE PLAN TO AUTHORIZE THE INCREASE OF THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER AND TO REDUCE TO 90 DAYS THE MINIMUM SERVICE REQUIRED FOR ELIGIBILITY TO PARTICIPATE IN THE EMPLOYEE STOCK PURCHASE PLAN.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by Securities and Exchange Commission regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of forms that we have received, and written representations from certain reporting persons that they were not required to file Form 5s relating to Susquehanna stock, we believe that in 2005, all filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934 relating to our officers, directors and principal shareholders were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of Susquehanna and our subsidiaries, including certain of our their immediate families and companies in which they are principal owners (more than 10%), were indebted to certain of our banking subsidiaries. All transactions relating to such indebtedness were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2005, these loans totaled approximately $19 million.

During 2005, the law firms in which directors Hall, Wiest, and Rose are principals received fees for legal services from our affiliates of $120,735, $78,418 and $6,383, respectively.

INDEPENDENT ACCOUNTANTS

We engaged PricewaterhouseCoopers LLP, independent accountants, to audit our financial statements for the year ended December 31, 2005. We expect to engage PricewaterhouseCoopers LLP as our independent public accountants for the year 2006, subject to review and approval by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from our shareholders.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Shareholder proposals for the 2007 Annual Meeting of Shareholders must be received by our Corporate Secretary no later than December 13, 2006, to be considered for inclusion in the proxy statement and form of proxy relating to the 2007 Annual Meeting.

ANNUAL REPORT ON FORM 10-K

Upon written request to our Corporate Secretary at the address set forth the top of page 1, we will furnish without charge to any shareholder whose proxy is solicited hereby a copy of our Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto. You may access electronic copies of our Annual Report on the Internet by visiting our website at www.susquehanna.net, or by visiting the Securities and Exchange Commission’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage

Secretary

SUSQUEHANNA BANCSHARES, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated, Effective January 1, 2006)

1. Purpose.

The Susquehanna Bancshares, Inc. Employee Stock Purchase Plan is designed to provide all eligible employees of Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Company”), and certain of its subsidiary corporations, an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock (the “Common Stock”). It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan will be construed to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

a. “Board” means the Board of Directors of the Company, as constituted from time to time.

b. “Commissioned Mortgage Salesperson” means a common-law employee of the Company who is engaged to sell residential mortgage products and, in return for closed mortgage volume, receives payment in part or entirely in the form of a commission, and whose compensation is reported by the Company on Internal Revenue Service Form W-2 for federal income tax purposes.

c. “Committee” means the members of the Board’s Stock Purchase Plan Committee. The Committee will have the number of members (but not less than 2) that the Board determines from time to time, and shall be comprised of “disinterested persons” within the meaning of Rule 16(b)(3) promulgated under Section 16 of the Securities and Exchange Act of 1934, as amended.

d. “Company” means Susquehanna Bancshares, Inc., a Pennsylvania Corporation, and any successor in interest to the business of the Company that agrees to adopt and maintain the Plan.

e. “Compensation” means the Participant’s total paid earnings from the Company or an Employer for the Plan Year, prior to adjustment for salary reduction contributions to a plan described in Code §401(k) or to a plan described in Code §125, excluding any portion of such earnings which represents bonus payments or awards, taxable fringe benefits (such as club dues, excess life insurance benefits, personal use of automobiles, or educational reimbursement), incentive awards or commissions. In the case of a Participant who is a Commissioned Mortgage Salesperson, “Compensation” means commissions plus base salary, if any.

f. “Disqualifying Disposition” means the sale of shares of the Company’s Common Stock by the Nominee on the Participant’s behalf prior to the expiration of the Holding Period.

g. “Employer” means the Company and each of its wholly-owned subsidiaries, and any other corporation so designated by the Board, 50% or more of the voting stock of which is owned directly or indirectly by the Company.

h. “Employee” means any person, including an officer, whose wages and other salary is required to be reported by the Company on Internal Revenue Service Form W-2 for federal income tax purposes; provided, however, that the term “Employee” shall not include any such person who is (i) customarily employed for not more than 20 hours per week by an Employer, or (ii) customarily employed by an Employer for not more than 5 months in any calendar year. “Employee” also includes Commissioned Mortgage Salespersons, without regard to their hours of customary employment.

i. “Holding Period” means, with respect to any Share purchased hereunder, the two year period beginning on the Purchase Date on which that Share was acquired.

j. “Leave of Absence” means an absence from active employment (not involving a retirement, quit, discharge, resignation or layoff) which is not due to an authorized vacation, and shall include an absence due to illness, compensable or non-compensable injury, personal emergency, or approved personal leave of absence.

k. “Market Price” means, as of any date, the closing price of the Common Stock as reported on the principal stock exchange on which the Common Stock is traded on such date, or if no Common Stock prices are reported on such date, the closing price of the Common Stock on the immediately preceding date on which there were reported Common Stock prices; it being understood that, if the Common Stock is not traded on a nationally-recognized stock exchange, then the “Market Price” shall be determined by the Board acting in its discretion, in accordance with the standards set forth in Treasury Regulation §1.421-1(e)(2).

l. “Offering Period” means each six-month period ending on June 30 or December 31.

m. “Option Price” means, with respect to a particular Offering Period, an amount equal to 95% of the Market Price determined on the Purchase Date falling at the end of the Offering Period.

n. “Participant” means an Employee who has met the requirements of paragraphs 3 and 4 and enrolled in the Plan.

o. “Plan” means the Company’s Employee Stock Purchase Plan, as in effect from time to time.

p. “Plan Year” means the calendar year.

q. “Purchase Date” means the last business day of each June and December and, in the event of the termination of the Plan, such other date as may be specified by the Board pursuant to paragraph 15.

r. “Shares” means the shares of the Company’s Common Stock.

3. Eligibility.

a. Each Employee will be eligible to participate in the Plan, provided such Employee has completed ninety days of service.

b. For purposes of participation in the Plan, a person on authorized Leave of Absence will be deemed to be an Employee for the first ninety (90) days of such authorized Leave of Absence and such Employee’s employment will be deemed to have terminated at the close of business on the 90th day of such Leave of Absence unless such Employee has returned to regular full-time or part-time employment (as the case may be) prior to the close of business on such 90th day. Termination by the Company of any Employee’s authorized Leave of Absence, other than termination of such authorized Leave of Absence on return to full-time or part-time employment, will terminate an Employee’s employment for all purposes of the Plan and will terminate such Employee’s participation in the Plan and right to exercise any option. The Company will pay to the Participant any balance in his account without interest within 30 days after the date of termination. Notwithstanding the foregoing, an Employee who is absent by reason of a leave under the provisions of the Family and Medical Leave Act (FMLA Leave), or who ceases to become an Employee because of a reduction in hours caused by an intermittent FMLA Leave, shall continue to be a Participant throughout the FMLA Leave, and shall terminate participation only if the Employee does not return to work or resume Employee status at the expiration of the FMLA Leave.

c. Notwithstanding any provisions of the Plan to the contrary, no Employee will be granted an option hereunder to the extent that:

(1) immediately after the grant, such Employee would own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company; or

(2) such option would permit that Employee to purchase Shares under all employee stock purchase plans of the Company and its subsidiaries worth more than $25,000 (based on the fair market value of those Shares at the time such option is granted) in any calendar year.

4. Commencement of Participation.

An Employee who has met the eligibility requirements of paragraph 3(a) shall become a Participant in the Plan by completing an authorization for a payroll deduction on a form provided by the Company and filing that form with the designated Human Resource Officer of his Employer. Such Employee’s participation in the Plan will commence on the first payroll period beginning after the Employee has met the eligibility requirements of paragraph 3(a) and the form is received by the Human Resource Officer, or as soon thereafter as is administratively practicable. Once a Participant has authorized payroll deductions, payroll deductions will occur on each payday until terminated by the Participant as provided in paragraph 8.

5. Payroll Deductions.

a. At the time an Employee files an authorization for payroll deductions, that Employee will elect to have deductions made from his pay on paydays expressed as a whole percentage of his Compensation that does not exceed five percent (5%) of his Compensation, provided that if one percent (1%) of his Compensation is less than $5.00 per pay period, the deduction must be at least $5.00 per pay period, and may be stated in the amount of $5.00 per pay period in lieu of a whole percentage.

b. All payroll deductions made for a Participant will be credited to such Participant’s account under the Plan. A Participant may not make separate cash payments into such account.

c. Participants may change the amount authorized to be deducted from their Compensation from time to time by completing and filing such form as may be prescribed by the Company for this purpose. Such changes will be effective at the start of the first payroll paid commencing after such form is received by the Company (or as soon thereafter as is administratively practicable).

6. Granting of Option.

On the Purchase Date of any Offering Period, each Participant will automatically be granted an option to purchase as many whole and fractional shares of the Company’s Common Stock as can be purchased with the payroll deductions then credited to his or her account based on the Option Price on that Purchase Date.

7. Exercise of Option.

a. Subject to the limitations described in the remainder of this paragraph 7, a Participant will be deemed to have exercised on a Purchase Date such Participant’s option to purchase a number of full and fractional shares of the Common Stock determined by dividing the payroll deductions then credited to that Participant’s account by the Option Price applicable to that Offering Period. On such Purchase Date, each Participant’s account will be debited by the amount of the purchase.

b. Notwithstanding any provision to the contrary contained herein, in no event will all Participants be permitted to exercise options exceeding an aggregate of 100,000 Shares (as such number may be adjusted from time to time by the Board in accordance with paragraph 13) in any Plan Year. If the number of Shares related to options to be exercised in any Plan Year would exceed 100,000, then the number of Shares with respect to which each Participant will be deemed to have exercised options will be reduced on a prorated basis so that the total number of Shares for which all Participants will be deemed to have exercised options will approximate as closely as possible, but will not exceed, 100,000.

c. If the aggregate number of Shares that all Participants otherwise have a right to purchase in an Offering Period exceeds the maximum number of Shares remaining available for issuance hereunder, then the number of Shares with respect to which each Participant will be deemed to have exercised options will be reduced on a prorated basis so that the total number of Shares for which all Participants will be deemed to have exercised options will approximate as closely as possible, but will not exceed, the number of Shares remaining available for issuance hereunder.

d. Shares purchased hereunder shall be registered in the name of a broker (the “Nominee”) as custodian for the participating Employees.

e. Participation or failure to participate in an Offering Period will not bar an Employee from participating in any subsequent Offering Period. Payroll deductions will be made to the extent authorized by the Participant, subject to the maximum and minimum limitations imposed by this Plan. Any unused balance in a Participant’s account at a Purchase Date after the exercise of options (as a result of a limitation on such exercise) will remain in that Participant’s account and will become the Participant’s beginning balance for the next Offering Period.

8. Cessation of Payroll Deductions or Withdrawal.

a. A Participant may cease future payroll deductions credited to his account under the Plan at any time by giving written notice to the designated Human Resource Officer of his Employer, not less than 30 calendar days before the payroll date for which the cessation is to be effective. In no event may an election to cease payroll deductions be made within 30 calendar days before a Purchase Date. The Participant may, at the same time, request withdrawal of his account balance by setting forth in such notice evidence of financial hardship, as described in paragraph (b), below.

b. If the Participant demonstrates to the Committee that he is suffering a financial hardship, the Committee shall direct the Company to pay to the Participant the balance in his account within two weeks after receipt of his notice of withdrawal. If the Participant does not request a withdrawal, or if the Committee determines that the Participant has not demonstrated a financial hardship, his payroll deductions shall cease as of the date specified in his notice, and his account balance shall be applied to purchase Shares as provided in paragraph 7. A Participant who has ceased making payroll deductions may continue to have his Shares held by the Nominee in his or her account (for so long as he or she remains employed by an Employer), or the Participant may direct the Nominee to sell his or her Shares. If the Participant directs the Nominee to sell any or all Shares that remain subject to the Holding Period, the Participant must notify the Company that a Disqualifying Disposition has occurred.

c. A Participant’s cessation of payroll deductions or withdrawal will not have any effect upon his eligibility to participate in any succeeding Offering Periods, except that directors and executive officers who are Participants must wait at least six months from the date of their withdrawal from participation in the Plan before they may participate in any subsequent Offering Period.

d. If a Participant’s employment is terminated (or if his participation is terminated as the result of a Leave of Absence) for any reason other than death, no payroll deduction will be made from any Compensation owing to him at or after the time of termination and the Company will pay to the Participant the balance, if any, in his account within 30 days after such termination. If a Participant does not elect to have any or all of his or her Shares sold by the Nominee, the Participant will receive a stock certificate for all full Shares and a check representing the proceeds of any fractional Shares. If the Participant directs the Nominee to sell any or all Shares received under this paragraph that remained subject to the Holding Period, the Participant must notify the Company that a Disqualifying Disposition has occurred.

e. If a Participant dies, no payroll deduction will be made from any Compensation owing to him at or after the time of death and the Company will pay the balance in his account in the same manner as Participant’s last paycheck.

9. Interest.

Generally, no interest will be credited to any Participant’s account regardless of whether the funds therein are used to exercise options or are withdrawn. If the Plan is not approved by the shareholders, the amount returned to a Participant will include an amount equal to the interest actually earned on the payroll deductions.

10. Shares.

a. The Shares to be sold to Participants under this Plan are to be authorized and unissued shares of Common Stock of the Company or reacquired shares of Common Stock of the Company, including shares purchased by the Company on the open market for the purposes of this Plan. The maximum number of Shares available for sale under this Plan will be 583,219, subject to adjustment as provided in paragraph 13.

b. Stock certificates will not be issued to Participants for Shares held in the Nominee account, but all rights accruing to an owner of record of such shares (including voting rights) shall belong to the Participant for whose account such shares are held. Upon the expiration of the Holding Period, a Participant may elect to have some or all of the full Shares of Common Stock held in his Nominee account registered in the name of such Participant. Only those Shares no longer subject to the Holding Period may be certificated in the name of a Participant for whom payroll deductions are still being made under the Plan.

c. To the extent required by the Committee, by participating in the Plan, each Participant shall be deemed to have directed the Nominee to collect and accumulate all dividends paid on shares held in his account and to apply such dividends to the purchase of additional shares of Common Stock on the open market as of the dividend payment date at the then-applicable Market Price (without any discount). For avoidance of doubt, such reinvestment of dividends will constitute an administrative arrangement between the Participant and the Nominee, will not constitute a purchase under this Plan and will not reduce the shares reserved for issuance hereunder.

d. Shares to be delivered to a Participant under this Plan will be registered in the name of the Participant, or if so directed by written notice to the Nominee, in the names of the Participant and one other person as joint tenant, with right of survivorship as such Participant may designate, to the extent permitted by applicable law, or in the name of a registered broker-dealer.

11. Administration.

The Board may appoint a Committee of at least two (2) individuals to administer the Plan. No member of the Committee will be eligible to purchase stock under the Plan. The Committee will be vested with full authority to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Plan will be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant. If no committee is so designated, the Board shall serve as the administrator.

12. Transferability.

No right to purchase Shares hereunder may be assigned, transferred, pledged, or otherwise disposed of in any way.

13. Adjustments.

If shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through merger, consolidation, recapitalization, stock dividend, stock split-up, spin off, exchange of shares or other substitution of securities of the Company or otherwise, the Board may make appropriate equitable adjustments to the number and kind of shares of stock available for issuance under the Plan.

14. Use of Funds.

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate any payroll deduction.

15. Amendment or Termination.

a. The Board has complete power and authority to terminate or amend the Plan; except, however, that the Board cannot, without the approval of the stockholders of the Company (i) increase the maximum number of shares available for issuance under the Plan (except pursuant to paragraph 13); (ii) amend the requirements as to the class of Employees eligible to purchase stock under the Plan; or (iii) permit the members of the Committee if designated, to purchase stock under the Plan.

b. If the Plan is terminated by the Board prior to the scheduled end of any Offering Period, the Board may, in its discretion, either: (i) cause all amounts then held in Participant accounts to be distributed to Participants, or (ii) designate a special Purchase Date on which all amounts then held in Participant accounts will be applied to one final purchase under the Plan in accordance with paragraph 7.

16. Effective Date.

The Plan, as amended and restated, is effective as of January 1, 2006, subject to approval of the Plan (including with respect to the number of shares to be issued hereunder and the class of Employees eligible for options hereunder) by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held within one year of its adoption.

17. No Employment Rights.

The Plan does not, directly or indirectly, create in any employee or class of employees any right with respect to continuation of employment by the Company and will not interfere in any way with the Company’s right to terminate or otherwise modify the terms of an Employee’s employment at any time.

18. Effect of Plan.

The provisions of the Plan will, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each Participant, including without limitation, such Participant’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of such Participant.

19. Governing Law.

The law of the Commonwealth of Pennsylvania will govern all matters relating to this Plan.

ADMISSION TICKET Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.

Annual Meeting of Shareholders May 3, 2006 at 10:00 AM ET

The Hershey Lodge and Convention Center Great American Hall

West Chocolate Avenue and University Drive, Hershey PA 17033

Directions:

Pennsylvania From Philadelphia

Take the Schuykill Expressway (I-76) West to the Pennsylvania Turnpike (I-76). Pennsylvania Turnpike (I-76) West to exit 266. Turn left onto 72 North. Follow 72 North to 322 West. Take 322 West into Hershey (approximately 12 miles). Turn right onto University Drive (traffic light). Take the first left into the entrance to HERSHEY Lodge.

From Scranton/Wilkes Barre

Take I-81 South to exit 77. Turn left on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

From Harrisburg International Airport

Follow signs for Route 283 West towards Harrisburg. Take exit for I-283 North to Harrisburg. Follow I-283 North to exit 3. Follow Route 322 East to Hershey. As you enter Hershey continue straight onto Route 422 East. At the traffic light at University Drive, turn right onto University Drive. Take the first right into the entrance to the HERSHEY Lodge.

New Jersey From Northern New Jersey

Follow I-78 West to I-81 South. Take exit 77 and follow Route 39 East to Hersheypark Drive. At the traffic light turn right onto Hersheypark Drive. Follow Hersheypark Drive to Route 422 and exit onto 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

Maryland From Baltimore

Take I-83 North towards York and Harrisburg. Approaching Harrisburg, follow signs to continue on I-83 North. I-83 North to 322 East to Hershey. 322 East to 422 East. At the traffic light turn right onto University Drive. Take the first right into the entrance to HERSHEY Lodge.

From Hagerstown

Follow I-81 North to Exit 77. Turn right on Route 39 East and follow to the traffic light at Hersheypark Drive. Turn right onto Route 39 East/Hersheypark Drive and follow around Hershey. Route 39 East/Hersheypark Drive becomes Route 322 East towards Ephrata. At the traffic light at University Drive, turn left onto University Drive. Take the first left into the entrance to the HERSHEY Lodge.

DETACH ADMISSION TICKET HERE

SUSQUEHANNA BANCSHARES, INC.

PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Susquehanna Bancshares, Inc. for the Annual Meeting on May 3, 2006.

I (We) hereby constitute and appoint Samuel G. Reel, Jr. and Thomas Diehl, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. (“Susquehanna”) which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Hershey Lodge and Convention Center, Great American Hall, West Chocolate Avenue and University Drive, Hershey, Pennsylvania Wednesday, May 3, 2006, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND FOR THE PROPOSAL TO APPROVE AN AMENDMENT TO SUSQUEHANNA BANCSHARES, INC.’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN BY 500,000 SHARES AND TO REDUCE TO 90 DAYS THE MINIMUM SERVICE REQUIRED FOR ELIGIBILITY TO PARTICIPATE IN THE PLAN.

For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees for directors and FOR the proposal to approve an amendment to Susquehanna Bancshares, Inc.’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan.

(Continued and to be dated and signed on the reverse side.)

SUSQUEHANNA BANCSHARES P.O. BOX 11306 NEW YORK, N.Y. 10203-0306

COMMENTS:

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK

Annual Meeting of Shareholders on May 3, 2006 10:00 A.M. ET

INTERNET

https://www.proxyvotenow.com/sus

Go to the website address listed above.

Have your proxy card ready.

Follow the simple instructions that appear on your computer screen.

OR

TELEPHONE

1-866-874-4875

Use any touch-tone telephone.

Have your proxy card ready.

Follow the simple recorded instructions.

OR

MAIL

Mark, sign and date your proxy card.

Detach your proxy card.

Return your proxy card in the postage-paid envelope provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

For shareholders who have elected to receive Susquehanna Bancshares, Inc. Proxy Statement and Annual Report electronically, you can now view the 2006 Annual Meeting materials on the Internet by pointing your browser to http://www.snl.com/Interactive/IR/docs.asp?IID=100457.

ADMISSION TICKET

1-866-874-4875

CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 PM ET on May 2, 2006

PLEASE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

Please Sign, Date and Return Promptly in the Enclosed Envelope.

Votes MUST be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the following director nominees:

1. Election of Director to the Class 2008 Nominee: 01 - Michael A. Morello Election of Directors to the Class 2009

Nominees: 02 - Henry H. Gibbel, 03 - Bruce A. Hepburn, 04 - M. Zev Rose, 05 - Roger V. Wiest

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Check here if you

Plan to attend the Annual Meeting.

FOR ALL

WITHHOLD FOR ALL

EXCEPTIONS

Have written comments on the back of this card.

Have written change of address on this card.

I agree to access future proxy statements and Annual Reports over the Internet.

Exceptions

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

FOR AGAINST ABSTAIN

2. To approve an amendment to Susquehanna Bancshares, Inc.’s Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance under the plan by 500,000 shares and to reduce to 90 days the minimum service required for eligibility to participate in the plan.

SCANLINE

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date Share Owner sign here Co-Owner sign here